Exhibit 10.102
Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

Dated January 29, 2024 (the “Closing Date”)
Between
KREOS CAPITAL VII (UK) LIMITED,
and
AKEBIA THERAPEUTICS, INC.

TABLE OF CONTENTS

Page

1.	DEFINITIONS	3
2.	INTERPRETATION	17
3.	LOAN FACILITY	18
4.	TERM	20
5.	REPAYMENT AND PREPAYMENT	20
6.	INTEREST	22
7.	REPRESENTATIONS AND WARRANTIES	23
8.	UNDERTAKINGS	27
9.	EVENTS OF DEFAULT	38
10.	FEES, EXPENSES AND TAXES	41
11.	INDEMNITIES	44
12.	[RESERVED]	44
13.	RELEASE OF SECURITY	44
14.	NOTICES	45
15.	GENERAL	46

SCHEDULE A – FORM OF DRAWDOWN NOTICE
SCHEDULE B – FORM OF COMPLIANCE CERTIFICATE
SCHEDULE C – POST-CLOSING OBLIGATIONS
SCHEDULE D – EXISTING FINANCIAL INDEBTEDNESS
SCHEDULE E – EXISTING INVESTMENTS
SCHEDULE F – EXISTING SECURITY INTERESTS
SCHEDULE G – PERMITTED LICENSES
SCHEDULE H – DISCLOSURES TO REPRESENTATIONS AND WARRANTIES
EXHIBIT A-1 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT A-2 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT A-3 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT A-4 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

i

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

Dated __________________ 2024 (the “Closing Date”)
Between
KREOS CAPITAL VII (UK) LIMITED, a company incorporated in England and Wales under registration number 13611522 whose registered office is at 25-28 Old Burlington Street, London W1S 3AN, as a Lender (the "Lender Representative", which expression shall include its permitted successors and permitted assigns);
and
AKEBIA THERAPEUTICS, INC., a Delaware corporation (the "Borrower Representative") and any wholly-owned domestic subsidiary of the Borrower Representative (if any) that may from time to time after the date hereof be joined to this Loan Agreement as an additional Borrower pursuant to a joinder (in form and substance reasonably acceptable to the Lender) executed by such additional Borrower and the Lender Representative (the Borrower Representative and each such wholly-owned domestic subsidiary of the Borrower Representative (if any) who so becomes a Borrower hereunder, each individually a “Borrower” and together the “Borrowers”).
WHEREAS:
1.    The Borrowers wish to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrowers subject to the terms of this agreement (this "Loan Agreement"); and
2.    Each Borrower hereby confirms that on or about the date of this Loan Agreement it (and it shall procure each relevant Subsidiary Guarantor) shall enter into the Initial Security and Guarantee Documents as security for the obligations of the Loan Parties under the Loan Documents.
LOAN FACILITY TERMS:

Total Loan Facility	$55,000,000, to be drawn down as follows: Tranche A: $37,000,000, to be drawn in full on the Closing Date Tranche B: $8,000,000 Tranche C: $10,000,000
Expiry Date	In relation to the ability to drawdown a Tranche, the Expiry Date with respect to each Tranche is as follows: Tranche A: the Closing Date Tranche B: December 31, 2024 Tranche C: December 31, 2024
Advance Payments	In relation to each Tranche, the repayment amount (comprising principal and interest) for such Tranche for the last Month of the Loan Term for such Tranche as set out in the Repayment Schedule (assuming the Vadadustat FDA Approval has been obtained and 24-month amortization).
Interest and Amortization
During the Interest Only Period, the Borrowers shall make payments of interest on each applicable Tranche in accordance with Clause 5.1.1 and Clause 6.1.
After the Interest Only Period, the Borrowers shall make payments of principal and interest on each applicable Tranche in accordance with Clause 5.1.1.
Notwithstanding the foregoing:
A.        if the Vadadustat FDA Approval is not received on or prior to June 30, 2024, the Interest Only Period will terminate on October 1, 2024, followed by 7 equal payments of principal and interest, which shall continue to accrue and become due and payable in accordance with the terms hereof (for the avoidance of doubt, the first 6 such payments shall be due on October 1, 2024 and each Monthly Payment Date thereafter through and including March 1, 2025, with the seventh and final such payment due on the Maturity Date); and
B.    if a Vadadustat Withdrawal Event occurs, the Borrowers shall repay, in advance, all principal and interest in respect of each Tranche in equal payments on (1) each of the twelve immediately succeeding Monthly Repayment Dates or (2) if less than twelve Monthly Repayment Dates remain before the Maturity Date, each such Monthly Repayment Date remaining before the Maturity Date, in each case commencing with the first Monthly Repayment Date to occur after the occurrence of such Vadadustat Withdrawal Event (as an illustrative example, if, after the occurrence of such Vadadustat Withdrawal Event, five Monthly Repayment Dates remain before the Maturity Date, the Borrowers shall repay all outstanding principal and interest in five equal payments: one on each such Monthly Repayment Date).

Loan Term
The Total Loan Facility will mature on March 31, 2025; provided, that if the Borrower Representative receives the Vadadustat FDA Approval on or prior to June 30, 2024, the maturity date will be automatically extended to January 29, 2028 (such applicable date, the “Maturity Date”).

Transaction Fee
Tranche A: [**]% of the aggregate committed amount in respect of Tranche A, payable upon the Closing Date.
Tranche B: [**]% of the aggregate committed amount in respect of Tranche B, which shall be payable as follows:
(a) on the Closing Date, [**]% of the aggregate committed amount in respect of Tranche B, and
(b) [**]% of the aggregate committed amount in respect of Tranche B as of the Closing Date shall be payable on the earliest to occur of (i) the date Tranche B is funded, (ii) the date that the commitments in respect of Tranche B are terminated or cancelled and (iii) the date on which the availability period of Tranche B terminates.
Tranche C: [**]% of the aggregate committed amount in respect of Tranche C, which shall be payable as follows:
(a) on the Closing Date, [**]% of the aggregate committed amount in respect of Tranche C, and
(b) [**]% of the aggregate committed amount in respect of Tranche C as of the Closing Date shall be payable on the earliest to occur of (i) the date Tranche C is funded, (ii) the date that the commitments in respect of Tranche C are terminated or cancelled and (iii) the date on which the availability period of Tranche C terminates.

End of Loan Payments	In relation to each Tranche, [**]% of the amount funded pursuant to the relevant Tranche, which amount shall be due and payable in accordance with Clause 10.2.
Minimum Drawdown Amount	$[**]
1.    DEFINITIONS
In this Loan Agreement, including the recitals set out above, unless otherwise defined:
1.1    “Acquisition Consideration Condition” means, as of any date of determination, a condition that is satisfied if (a) Cash Flow as of the last day of the month most recently ended is greater than $0 and (b) the Borrower Representative has delivered to the Lender Representative Pro Forma Projections demonstrating aggregate Cash Flow greater than $0 for the last three months of the period covered by such Pro Forma Projections (taken as a whole);
1.2    "Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to the greater of (a) 4.25% per annum and (b) Term SOFR for such calculation;
1.3    "Advance Payment" has the meaning given in Clause 5.3 and is in the amount set forth in the Loan Facility Terms;
1.4    "Affiliate" means, in relation to any person, (i) any other person directly or indirectly owned by or controlled by such person, including subsidiaries, or (ii) any person that directly or indirectly owns or controls such person, including holding companies (it being understood that in no event shall the Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries);
1.5    "Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.
1.6    "Anti-Corruption Laws" means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and/or any other applicable anti-bribery or anti-corruption law, in each case as amended, re-enacted, consolidated or replaced;
1.7    "Anti-Money Laundering Laws" means any and all laws applicable to any Borrower or any other Group Company from time to time concerning or relating to terrorism financing or money laundering;
1.8    "Applicable Interest Rate" has the meaning given in Clause 6.2;

1.9    "Asset Sale" means any sale, conveyance, transfer or other disposition of assets or properties of a Group Company pursuant to clause 8.2.1(xv);
1.10    "Assignee" has the meaning given in Clause 15.5;
1.11    "Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Loan Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Loan Agreement, in each case, as of such date;
1.12    “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution;
1.13    “Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings);
1.14    "Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Clause 6.4;
1.15    "Benchmark Floor" shall mean the benchmark rate floor provided in this Loan Agreement (as of the execution of this Loan Agreement, the modification, amendment or renewal of this Loan Agreement or otherwise) with respect to Term SOFR. As of the Closing Date the Benchmark Floor is equal to 4.25% per annum;
1.16    "Benchmark Replacement" means the sum of: (a) the alternate benchmark rate that has been selected by the Lender Representative and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Benchmark Floor on any date of determination, the Benchmark Replacement will be deemed to be the Benchmark Floor for the purposes of this Loan Agreement and the other Loan Documents;
1.17    "Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or a negative value or zero), that has been selected by the Lender Representative and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time;
1.18    "Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Business Day", timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender Representative (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender Representative in a manner substantially consistent with market practice (or, if the Lender Representative (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Lender Representative (in consultation with the Borrower) determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender Representative reasonably determines is necessary in connection with the administration of this Loan Agreement and the other Loan Documents);
1.19    "Benchmark Replacement Date" means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of "Benchmark Transition Event", the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or (b) in the case of clause (c) of the definition of "Benchmark Transition Event", the date of the public statement or publication of information referenced therein;
1.20    "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator of such Benchmark, a resolution authority with jurisdiction over the administrator of such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator of such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof or the regulatory supervisor for the administrator of such Benchmark or such component thereof) announcing that all Available Tenors of such Benchmark are no longer representative;
1.21    "Benchmark Transition Start Date" means in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the [**] prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than [**] after such statement or publication, the date of such statement or publication);
1.22    "Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement in accordance with Clause 6.4, the period (a) beginning at the time that such Benchmark Replacement Date has occurred and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder pursuant to Clause 6.4;
1.23    "Board" means the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto;
1.24    "Business Day" means (a) any day on which banks are generally open for business in London and New York other than a Saturday or Sunday and (b) with respect to the calculation of Term SOFR, any day other than a day on which the Securities Industry and Financial Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;
1.25    “Cash Equivalents” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of issuance thereof;
(b) investments in commercial paper maturing within 2 years from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two years from the date of acquisition thereof issued or offered by or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $100,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A1” (or the then equivalent grade) by S&P;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e) corporate obligations, including intermediate-term notes rated “A2/A” or higher by Moody’s and Standard and Poor’s and commercial paper rated “P1” or higher by Moody’s and “A1” or higher by Standard and Poor’s;
(f) bank sweep or deposit programs and interest bearing programs from banks with a minimum $10,000,000,000 market capitalization and whose debt ratings satisfying the criteria of clause (c) or (e) above;
(g) U.S. and dollar-denominated international corporate debt as long as the issuer meets credit rating and marketability guidelines; and
(h) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (g) above;
1.26    “Cash Flow” means the cash flow of the Borrower Representative and its consolidated Subsidiaries, determined in accordance with GAAP, excluding non-recurring or extraordinary events and non-cash items.

1.27    “Cash Interest Condition” means, on any date of determination, a condition that is satisfied if Cash Flow as of the last day of each of the immediately preceding six months was greater than $0 for each such month;
1.28    "Casualty Event" means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrowers or any other Group Company;
1.29    "Change of Control" has the meaning as given in Clause 9.1.9;
1.30    "Code" means the Internal Revenue Code of 1986, as amended from time to time;
1.31    "Collateral" means all the "Collateral" as defined in any of the Security Documents and shall also include the Mortgaged Properties;
1.32    "Compliance Certificate" has the meaning given to it in Clause 8.1.9(iv);
1.33    "Confidential Information" means all information relating to any Group Company, the Loan Documents or a Loan of which the Lender becomes aware or which the Lender receives in its capacity as the Lender from any member of the Group or any of its advisers in whatever form but excludes information that: (i) is or becomes public information other than as a direct or indirect result of any breach by the Lender of this Loan Agreement; (ii) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or (iii) is known by the Lender before the date the information is disclosed to it or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
1.34    “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
1.35    "Contractual Currency" has the meaning given to it in Clause 5.2;
1.36    "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
1.37    "Controlled Foreign Subsidiary" means any Subsidiary of the Borrower Representative or of any Subsidiary Guarantor that is a “ controlled foreign corporation” within the meaning of Section 957 of the Code as in effect on the date hereof.
1.38    "Default" means an Event of Default or any event or circumstance specified in Clause 9.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of the foregoing) be an Event of Default;
1.39    "Designated Jurisdiction" means, at any time, any country, region or territory which is itself the subject or target of comprehensive Sanctions (which shall include, as at the date of this Loan Agreement Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic);
1.40    "Domestic Subsidiary" means any Subsidiary of the Borrower Representative that is organized under the laws of the United States, any state thereof or the District of Columbia.
1.41    "Drawdown" means the drawdown of a Tranche;
1.42    "Drawdown Account" means the deposit account ending [**] maintained with [**];
1.43    "Drawdown Date" means, subject to Clauses 3.2.1 and 3.2.2, the date specified by the Borrower Representative in the relevant Drawdown Notice or as may be otherwise agreed in writing by the Borrower Representative and the Lender Representative;
1.44    "Drawdown Notice" means a drawdown notice served in accordance with Clause 3.2 in substantially the form attached to this Loan Agreement as Schedule A (as may be amended with the prior written consent of the Lender Representative);
1.45    “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
1.46    “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
1.47    “EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

1.48    "End of Loan Payment" means the End of Loan Payment in the amount set forth in the Loan Facility Terms;
1.49    "Environmental Law" means any applicable law or regulation which relates to pollution, protection of the environment, the conditions of the workplace (to the extent relating to exposure to Hazardous Materials) or the generation, handling, storage, use, release or spillage of Hazardous Materials;
1.50    "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder;
1.51    "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower Representative, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) or (o) of the Code;
1.52    "ERISA Event" shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived or a determination that any Plan or Multiemployer Plan is, or would reasonably be expected to be, an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower Representative or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower Representative or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower Representative or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the failure by the Borrower Representative or any of its ERISA Affiliates to make a required contribution to any Plan that results in, or would reasonably be expected to result in, the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, (g) the receipt by the Borrower Representative or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower Representative or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower Representative or any of its Subsidiaries would reasonably be expected to be liable, (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower Representative or any of its Subsidiaries or (j) a Foreign Benefit Event;
1.53    "Event of Default" means any of the events or circumstances described in Clause9.1;
1.54    "Excluded Accounts" means (1) payroll, healthcare and other employee wage and benefit accounts, (2) sales, payroll and similar tax trust accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts, (5) accounts located outside of the United States, (6) accounts used in connection with Medicaid and Medicare in the ordinary course of business, (7) accounts used to cash collateralize letters of credit or other obligations to the extent permitted under this Loan Agreement, (8) zero balance accounts and (9) accounts with an average daily balance of less than $[**] in the aggregate for all such accounts excluded pursuant to this clause (9);
1.55    "Excluded Subsidiary" means any direct or indirect Subsidiary of the Borrower Representative that is (a) not wholly owned by the Borrower Representative or one or more wholly-owned Subsidiaries of the Borrower Representative, (b) an Immaterial Subsidiary, (c) [reserved], (d) [reserved], (e) an MSC, (f) a Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Loan Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (g) a Subsidiary with respect to which a guarantee by it of the Loan Facility could reasonably be expected to result in material and adverse Tax consequences to the Borrower Representative and its Subsidiaries (taken as a whole) as reasonably determined by the Borrower Representative and the Lender Representative, (h) a Subsidiary that is prohibited from guaranteeing the Loan Facility by any contractual obligation (to the extent such contractual restriction was not entered into in contemplation of the guarantee of the Loan Facility by such Subsidiary), (i) not for profit subsidiary and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Lender Representative and the Borrower, the cost or other consequences of guaranteeing the Loan Facility would be excessive in view of the benefits to be obtained by the Lender therefrom; provided that no Excluded Subsidiary may own any equity interests issued by any Loan Party;
1.56    "Excluded Taxes" means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Clause 10.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Clause 10.5.7 and (d) any withholding Taxes imposed under FATCA;
1.57    "Existing Financial Indebtedness" means the Financial Indebtedness listed on Schedule D to this Loan Agreement;
1.58    "Expiry Date" means the relevant date(s) in relation to the ability to draw down a Tranche set forth in the Loan Facility Terms;

1.59    "FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code;
1.60    “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it;
1.61    "Financial Indebtedness" means, with respect to any person, without duplication: (i) monies borrowed and debit balances at banks or other financial institutions; (ii) finance or capital leases, other than leases that would have been considered operating leases prior to the adoption of ASC 842; (iii) receivables sold or discounted, (iv) other transactions or arrangements having the commercial effect of borrowing money; (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price; (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution; (vii) any acceptance under any acceptance credit or bill discounting facility, (viii) any amount of any liability under an advance or deferred purchase agreement if the primary reason is to raise finance or to finance an acquisition or construction of the asset or service in question or the agreement is in respect of the supply of assets or services, (ix) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (viii), and (x) any shares which are redeemable (other than at the option of the issuer) before the expiry of the Loan Term (provided that (A) if such shares are issued to any employee or to any plan for the benefit of employees of the Borrower Representative or its Subsidiaries or by any such plan to such employees, such shares shall not constitute Financial Indebtedness solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (B) any class of shares of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of shares that are not Financial Indebtedness shall not be deemed to be Financial Indebtedness), in each case of clauses (i) through (x), to the extent that such item would appear as a liability on a balance sheet of such person prepared in accordance with GAAP;
Notwithstanding the foregoing, in no event shall the following constitute Financial Indebtedness:
(a)    prepaid or deferred revenue arising in the ordinary course of business;
(b)    operating leases;
(c)    in connection with the purchase by a Group Company of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and such amount does not appear as a liability on the balance sheet of such Group Member prepared in accordance with GAAP;
(d)    any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;
(e)    any Warrant Instrument or any Permitted Convertible Debt Call Transaction; or
(f)    the [**].
1.62    "Financial Officer" of any person shall mean the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, or similar officer of such person;
1.63    "Financial Statements" means, in relation to the Borrower Representative, the audited consolidated financial statements of the Group for the period ended December 31;
1.64    "First Monthly Repayment Date" shall mean the first Monthly Repayment Date being either (i) the first Drawdown Date (where the Drawdown Date is the first day of a calendar month); or (ii) the first day of the next calendar month following the first Drawdown Date (where the first Drawdown Date is not the first day of a calendar month);
1.65    "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law;
1.66    "Foreign Pension Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is sponsored, maintained, contributed to or required to be contributed to by Borrowers or, to the extent Borrowers would have liability in connection therewith, by an Affiliate;

1.67    "Foreign Subsidiary" means any Subsidiary of the Borrower Representative that is not a Domestic Subsidiary;
1.68    "GAAP" means United States generally accepted accounting principles in the United States, as in effect from time to time, or those required by government or regulatory bodies or as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to "GAAP" used herein shall be to GAAP applied consistently with the principals used in the preparation of the financials delivered by the Borrower Representative to the Lender prior to the date of this Loan Agreement and filed with the SEC;
1.69    "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body;
1.70    "Group" means the Borrower Representative and its direct and indirect subsidiaries (if any);
1.71    "Group Company" means any member of the Group;
1.72    "Guarantee and Collateral Agreement" means that certain Guarantee and Collateral Agreement, dated as of the Closing Date, by and among the Loan Parties and the Lender Representative;
1.73    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other toxic substances, materials or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics;
1.74    "[**]" means [**];
1.75    "Immaterial Subsidiary" means any Subsidiary of the Borrower Representative that (a) does not own or use any Intellectual Property that is material to the business of the Group (taken as a whole), (b) does not have revenues (after eliminating intercompany obligations) in excess of [**]% of the consolidated revenue (calculated in accordance with GAAP) of the Group and (c) does not have assets (after eliminating intercompany obligations) in excess of [**]% of the consolidated total assets (calculated in accordance with GAAP) of the Group;
1.76    "Increased Cost” means (i) a reduction in the rate of return from the Loan Facility or on the Lender’s overall capital, (ii) an additional or increased cost; or (iii) a reduction of any amount due and payable under any Loan Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into any Loan or funding or performing its obligations under any Loan Document (in each case other than as a result of (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);
1.77    “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes;
1.78    “Indemnitee” has the meaning given to such term in Clause 11.1;
1.79    "Initial Security and Guarantee Documents" means the following documents: (A) the Guarantee and Collateral Agreement, (B) that certain Patent Security Agreement, dated as of the Closing Date, executed by the Loan Parties and acknowledged and agreed by the Lender Representative and (C) that certain Trademark Security Agreement, dated as of the Closing Date, executed by the Loan Parties and acknowledged and agreed by the Lender Representative;
1.80    "Intellectual Property" means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trade marks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not)), other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;
1.81    "Interest Only Period" means the period commencing on the Closing Date and ending on December 31, 2025 (which date may be extended at any time on or prior to December 31, 2025, at the discretion of the Borrower Representative, to December 31, 2026 by written notice from the Borrower to the Lender Representative). Notwithstanding the foregoing, if the Vadadustat FDA Approval is not received on or prior to June 30, 2024, the Interest Only Period will terminate on October 1, 2024;
1.82    "Interim Payment" means, with respect to any Drawdown Date, the payment in respect of the period from such Drawdown Date (where the Drawdown Date is not the first day of a calendar month) to the First Monthly Repayment Date calculated by dividing the first Monthly payment of interest and principal specified in the relevant Repayment Schedule by thirty (30) and multiplying that figure by the number of days between (and including) such Drawdown Date and the First Monthly Repayment Date;
1.83    "Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity;

1.84    “Kreos Affiliate” means any direct Affiliate of Kreos Capital VII (UK) Limited.
1.85    "Lender" means, collectively, Kreos Capital VII (UK) Limited, a company incorporated in England and Wales under registration number 13611522 whose registered office is at 25-28 Old Burlington Street, London W1S 3AN and the other lenders from time to time party hereto;
1.86    "Liquidity" means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Loan Parties and each MSC as of such date; provided that Liquidity shall not include (a) any cash or Cash Equivalents that are or should be listed as “restricted” on the consolidated balance sheet of the Borrower Representative as of such date (as determined in accordance with GAAP) or (b) any cash or Cash Equivalents of a Loan Party that are held in any account that is not subject to an account control agreement in favor of the Lender Representative; provided, that at all times prior to the DACA Deadline (as defined on Schedule C), cash in all accounts of the Loan Parties shall be included in “Liquidity” even if an account control agreement is not in place;
1.87    "Loan" means any loan that is made by the Lender to the Borrower pursuant to this Loan Agreement;
1.88    "Loan Documents" means collectively this Loan Agreement, the Warrant Instrument, the Security Documents, and any other agreement designated as a "Loan Document" by the Lender Representative and the Borrower Representative;
1.89    "Loan Facility" means the loan facility set out in this Loan Agreement;
1.90    "Loan Facility Terms" means the certain terms applicable to the Loan Facility as set forth under the heading Loan Facility Terms at the beginning of this Loan Agreement;
1.91    “Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.
1.92    "Loan Term" means with respect to each Tranche, the period set forth in the Loan Facility Terms (or such other period as may be agreed by the Lender and the Borrower Representative in writing);
1.93    "Loan to Own Investor" means:
(a) any person or entity whose principal business or material activity is in investment strategies the primary purpose of which is the purchase of distressed loans or other distressed debt securities with the intention of (or view to) owning a controlling stake of the equity or gaining control of a business (directly or indirectly) (a "loan to own strategy") (a "Principal Loan to Own Investor");
(b) any person or entity that is an Affiliate or affiliated fund of a Principal Loan to Own Investor (a "Connected Loan to Own Investor"), unless such Affiliate or affiliated fund is a financial institution which has been established for at least six months and, during that period, regularly engaged in making, purchasing or investing in loans or debt securities; does not have a loan-to-own strategy as one of its investment strategies; is managed and controlled independently from such person; and is administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation and internal policy and, in any event, to the extent required to ensure that such administration is independent from such person's interests under the Loan Documents and any information provided under the Loan Documents is not (and is not capable of being) disclosed or otherwise made available to any person operating behind such information barrier; or
(c) any Principal Loan to Own Investor which has acquired and holds loans or other debt securities in any business owned (directly or indirectly) by any Connected Loan to Own Investor of such Principal Loan to Own Investor;
1.94    "Margin Stock" has the meaning assigned to such term in Regulation U.
1.95    "Material Adverse Change" means (i) a material adverse effect on the business, operations or financial condition of the Group Companies, taken as a whole; (ii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to be able to pay any portion of its payment obligations under any of the Loan Documents in full or to perform its material obligations under the Loan Documents; or (iii) a material adverse effect on the rights or remedies of the Lender (taken as a whole) under any of the Loan Documents (taken as a whole), unless caused by or related to the action or inaction of the Lender;
1.96    “Material Financial Indebtedness” means Financial Indebtedness of any Group Company with an individual outstanding principal amount in excess of $[**].
1.97    "Material Properties" means each parcel of real property (other than a parcel with a fair market value of less than $[**]) owned in fee by a Loan Party and located in the United States, but excluding any portion of such real property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”;
1.98    "Minimum Drawdown Amount" means the minimum amount permitted to be drawn down in each Tranche and is the amount set forth in the Loan Facility Terms;
1.99    "Month" and "Monthly" means, in relation to any period for the accrual of commission or fees, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month;

1.100    "Monthly Repayment Date" means the first day of a calendar month;
1.101    “MSC” means (a) Akebia Therapeutics Securities Corporation, a Massachusetts securities corporation, and (b) any other Subsidiary of the Borrower Representative that is a securities corporation formed under the laws of the commonwealth of Massachusetts;
1.102    "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA;
1.103    "Net Cash Proceeds" means (A) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower Representative’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Financial Indebtedness (other than the obligations) which is secured by the asset sold in such Asset Sale or subject to such Casualty Event and which is required to be repaid with such proceeds (other than any such financial Indebtedness assumed by the purchaser of such asset) and (B) with respect to any incurrence of Financial Indebtedness, the cash proceeds received from such incurrence, net of taxes reasonably estimated to be payable and customary investment banking fees, underwriting discounts and commissions, premiums, accrued interest and other customary costs and expenses incurred by the Group in connection with such incurrence or issuance;
1.104    “Other Connection Taxes” means , with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document);
1.105    “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment;
1.106    "Party” means a party to this Loan Agreement;
1.107    "Perfection Exceptions” has the meaning given to such term in the Guarantee and Collateral Agreement;
1.108    "Permitted Acquisition” means any purchase or other acquisition of assets, property, business units or divisions, or equity interests of any person, so long as:
(i)    no Default or Event of Default shall have occurred and be continuing at the time of, or would immediately result from, the consummation of such acquisition;
(ii)    such assets, property, business units or divisions, or person whose equity interests are being acquired, are in the biopharma business or reasonably related, ancillary or complementary businesses thereto (including reasonably related, complementary, synergistic or ancillary technologies) in which the Group is then engaged;
(iii)    the Loan Parties shall, to the extent applicable, comply with the requirements of (x) Clause 8.1.25 of this Loan Agreement with respect to such acquired equity interests and (y) the Guarantee and Collateral Agreement and Clause 8.1.26 of this Loan Agreement with respect to such acquired assets and property, in each case within the timeframes set forth therein; and
(iv)    any Financial Indebtedness or Security Interests assumed in connection with such acquisition are otherwise permitted hereunder;
(v)    such acquisition was not preceded by an unsolicited tender offer for such equity interests by, or proxy contest initiated by, the Borrower Representative or any of its Affiliates;
(vi)    the Borrowers would be in compliance with either of the financial covenants set forth in Clause 8.3 as of the most recently completed test period for such financial covenant ending prior to such transaction for which financial statements have been delivered pursuant to Clause 8.1.9 after giving pro forma effect to such transaction as if such transaction had occurred as of the first day of such test period; and
(vii)    the Borrower Representative shall deliver Pro Forma Projections demonstrating that Cash Flow shall not be reduced by more than [**]% in the aggregate for the last three months of the period covered by such Pro Forma Projections (taken as a whole) as compared to the last three months of the standalone (i.e. not pro forma) board-approved projections for such period (taken as a whole);
provided, that (A) in the case of any acquisition of assets that will not be owned by a Loan Party, or any equity interests of a person who shall not become a Loan Party, the consideration for all such acquisitions shall not exceed $[**] in any fiscal year (or, at the election of the Borrower Representative, $[**] for any one such acquisition; provided that, if the Borrower makes such election, no Permitted Acquisition of a non-Loan Party or assets to be held by a non-Loan Party shall have occurred prior to such acquisition and no Permitted Acquisition of a non-Loan

Party or assets to be held by a non-Loan Party shall be permitted following such acquisition) and (B) for any Permitted Acquisition, the aggregate consideration for such Permitted Acquisition, when taken together with the aggregate consideration of all Permitted Acquisitions consummated after the Closing Date and prior to such time, shall not exceed $[**], unless in the case of this clause (B) the Acquisition Consideration Condition is satisfied at the time of the consummation of such acquisition.
1.109    "Permitted Bond Hedge Transaction" means any call or capped call option (or substantively equivalent derivative transaction) pursuant to which the Borrower Representative acquires an option requiring the counterparty thereto to deliver to the Borrower Representative (i) shares of common stock of the Borrower Representative (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower representative), (ii) the cash value thereof or (iii) a combination thereof, in each case, from time to time upon exercise of such option entered into by the Borrower Representative in connection with the conversion of any Permitted Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower Representative from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower Representative from the sale of such Permitted Convertible Debt issued in connection with such Permitted Bond Hedge Transaction;
1.110    "Permitted Convertible Debt" means Financial Indebtedness that is either (i) convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Borrower Representative (and cash in lieu of fractional shares) (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower Representative) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for shares of common stock of the Borrower Representative (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of the Borrower Representative); provided that such Financial Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal in cash or, if the Cash Interest Condition is not satisfied as of the date of the issuance of such Financial Indebtedness, cash-pay interest prior to, or have a scheduled maturity date, in each case earlier than [**] after the Maturity Date (it being understood that neither (x) any offer to purchase such Financial Indebtedness as a result of “change of control” or “fundamental change” under and as defined in any indenture governing any Permitted Convertible Debt, in each case at a price no greater than [**]% of the principal amount of such Notes repurchased plus accrued but unpaid interest to, but not including, the date of such repurchase (which for the avoidance of doubt shall not be calculated at a premium) nor (y) any early conversion of such Financial Indebtedness into shares of the Borrower’s common stock in accordance with the terms thereof, in each case, shall violate the restriction of this clause (a)), (b) be unsecured or, if secured, be (i) secured by no collateral other than Collateral securing this Loan Facility and (ii) subordinated to the obligations of the Loan Parties under the Loan Documents pursuant to terms satisfactory to the Lender Representative in its sole discretion; (c) not be guaranteed by any Subsidiary of the Borrowers, and (d) shall be Financial Indebtedness of the Borrowers and not any Subsidiary thereof; provided, further, that if any Borrower or any of its Affiliates seeks to issue any Financial Indebtedness that it intends to constitute Permitted Convertible Debt (the “Proposed Convertible Debt”), the Borrower Representative shall promptly provide written notice to the Lender specifying the material proposed terms of such Proposed Convertible Debt.
Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Financial Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Financial Indebtedness in a reduced or bifurcated manner as described therein, and such Financial Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof;
1.111    "Permitted Convertible Debt Call Transaction" means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction;
1.112    "Permitted Distributions" means:
(i)    dividends, distributions or other payments by any wholly-owned Subsidiary on its equity interests to, or the redemption, retirement or purchase by any wholly-owned subsidiary of its equity interests from, Borrower or any other wholly-owned Subsidiary;
(ii)    dividends, distributions or other payments by any non-wholly-owned Subsidiary on its equity interests to, or the redemption, retirement or purchase by any non-wholly-owned Subsidiary of its equity interests from, each owner of such non-wholly-owned Subsidiary’s equity interests based on their relative ownership interests of the relevant class of such equity interests;
(iii)    any such payments made in order to consummate a Permitted Acquisition or other Permitted Investment by Borrower or any of its Subsidiaries;
(iv)    the payment of dividends by Borrower solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in equity interests);
(v)    cash payments in lieu of the issuance of fractional shares arising (A) out of stock dividends, splits or combinations or (B) in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests;
(vi)    (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of equity interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) resulting from Permitted Acquisitions or Permitted Investments and (ii) payments or distributions to equity holders pursuant to appraisal rights required under requirements of law;
(vii)    the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan in effect on the Closing Date;
(viii)    purchases of equity interests of Borrower or its Subsidiaries in connection with the exercise of stock options or warrants or similar rights by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;
(ix)    issuance to directors, officers, employees or contractors of Borrower of common stock of Borrower upon the exercise of options or the vesting of restricted stock, restricted stock units, or other rights to acquire common stock of Borrower pursuant to plans or agreements approved by Borrower’s Board of Directors or stockholders;
(x)    the repurchase, retirement or other acquisition or retirement for value of equity interests of Borrower or any of its Subsidiaries held by any future, present or former employee, consultant, officer or director (or spouse, ex-spouse or estate of any of the foregoing or trust for the benefit of any of the foregoing or any lineal descendants thereof) of Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or employment agreement, or as otherwise approved by the board of directors of the relevant Group Company; provided, however, that the aggregate payments made under this clause (x) do not exceed in any calendar year the sum of (i) $[**] plus (ii) [**]; and
(xi)    the payment of customary fees and reasonable out of pocket expenses to directors of the Group Companies and indemnities provided on behalf of directors and officers of the Group Companies, in each case, in the ordinary course of business and to the extent attributable to the operation of the Group Companies;
1.113    "Permitted Financial Indebtedness" has the meaning given to that term in Clause 8.2.2;
1.114    "Permitted Licenses" means:
(i)    any license, sublicense and any other agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property, entered into by a Group Company with a person that is not an Affiliate of any Group Company and that involves the granting by such person to such Group Company of any rights to such Intellectual Property for use in connection with the Group’s business, including for research, development, manufacture, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales, import, export or distribution of any product or services;
(ii)    any license, sublicense and any other agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property, entered into by a Loan Party with any other Loan Party that involves the granting by such Loan Party to such other Loan Party of any rights to such Intellectual Property for use in connection with such other Loan Party’s business, including for research, development, manufacture, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales, import, export or distribution of any product or services;
(iii)    any license, sublicense and any other agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property, entered into by a Loan Party with a Person that is not an Affiliate of any Loan Party and that involves the granting by such Loan Party to such Person of any rights to such Intellectual Property on a non-exclusive basis for any purpose;
(iv)    any license, sublicense and any other agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property other than Intellectual Property relating to vadadustat or Auryxia®, entered into by a Loan Party with a Person that is not an Affiliate of any Loan Party and that involves the granting by such Loan Party to such Person of any rights to such Intellectual Property on an exclusive basis for use in connection with such Person’s business, including research, development, manufacture, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales import, export or distribution, of products and services; provided, that any such exclusive license that is exclusive to territory within the United States shall be subject to the consultation (but not the consent) of the Lender Representative;
(v)    any license, sublicense and any other agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property relating to vadadustat or Auryxia®, entered into by a Loan Party with a Person that is not an Affiliate of any Loan Party and that involves the granting by such Loan Party to such Person of any rights to such Intellectual Property on an exclusive basis in territories where the Loan Parties currently do not have a then existing commercial partner for commercial exploitation of vadadustat or Auryxia®, for use in connection with such Person’s business, including research, development, manufacture, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales import, export or distribution, of vadadustat or Auryxia®, as applicable, in such territories; and
(vi)    any licenses existing on the Closing Date as set forth on Schedule G hereto.
1.115    "Permitted Investments" has the meaning given to that term in Clause 8.2.6;
1.116    "Permitted Security Interests" has the meaning given to such term in Clause 8.2.3;
1.117    "Permitted Transfers" has the meaning given to that term in Clause 8.2.1;
1.118    “Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower Representative’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower Representative) sold by the Borrower Representative substantially concurrently with any purchase by the Borrower Representative of a related Permitted Bond Hedge Transaction.
1.119    "Plan" means an employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code and that is sponsored, maintained, contributed to or required to be contributed to by Borrowers or any ERISA Affiliate.
1.120    “Pro Forma Projections” means, with respect to any acquisition, pro forma projections for the twelve fiscal month period immediately following such transaction.
1.121    “Register” has the meaning given in Clause 15.5.
1.122    "Regulation T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof;
1.123    "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof;
1.124    "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof;
1.125    “Related Fund” in relation to a fund or account (the "first fund"), means: (i) a fund or account which is managed or advised by the same investment manager or investment adviser as the first fund; or (ii) if it is managed by a different investment manager or investment adviser, a fund or account whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund; or (iii) that investment manager or investment adviser itself.
1.126    "Relevant Governmental Body" means the Term SOFR Administrator, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convene by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto;
1.127    "Repayment Schedule" has the meaning given in Clause 5.1.1;
1.128    "Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;
1.129    “Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
1.130    "Sanctioned Person" means, at any time, any person, organisation or vessel that is: (i) listed on a Sanctions List; (ii) a government of a Designated Jurisdiction; (iii) an agency or instrumentality of, a government of a Designated Jurisdiction; (iv) located, organised, operating from, incorporated or resident in a Designated Jurisdiction; (v) any person 50% or greater owned or controlled by any such person or persons described in (i) - (iv) above; (vi) otherwise a target of Sanctions; or (vii) acting on behalf of any of the persons listed in paragraphs (i) - (vi) above, for the purposes of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of, any Sanctions;

1.131    "Sanctions" means all economic or financial sanctions, regulations, sectoral sanctions, secondary sanctions, trade embargoes or other restrictive measures enacted, implemented, imposed, administered or enforced from time to time by any Sanctions Authority;
1.132    "Sanctions Authority" means any agency or person which is duly appointed, empowered or authorised to enact, administer, implement and/or enforce Sanctions, including (without limitation): (i) the United Nations Security Council; (ii) the European Union or any of its member states; (iii) the United States government, including the United States Department of the Treasury (including the Office of Foreign Assets Control (“OFAC”)), the United States Department of State and the United States Department of Commerce; and (iv) the United Kingdom government, including HM Treasury, the Foreign, Commonwealth and Development Office and the Department for Business, Energy & Industrial Strategy, including, in each case, any successor, replacement or other governmental institution or agency of the foregoing;
1.133    "Sanctions List" means the “Specially Designated Nationals and Blocked Persons” list administered by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar list administered or maintained and made public by any Sanctions Authority each as amended, supplemented and/or substituted from time to time;
1.134    "Security Documents" means the Initial Security and Guarantee Documents, and any other applicable document, in the agreed form, evidencing the guarantees provided by and security over assets of any Loan Party, or any document entered into by any Loan Party creating a Security Interest or guarantee in favor of the Lender Representative or otherwise designated in writing as a Security Document;
1.135    "Security Interest" means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of security interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction; provided, that in no event shall an operating lease (as determined prior to the adoption of ASC 842) or an agreement to sell be deemed to constitute a Security Interest.
1.136    "Security Period" means the period commencing on the date of this Loan Agreement and ending on the date all payment obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full and all loan commitments under this Loan Agreement have expired or been terminated;
1.137    "SOFR" means, with respect to any day, the secured overnight financing rate as administered by the SOFR Administrator;
1.138    "SOFR Administrator" shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);
1.139    "subsidiary" means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent;
1.140    "Subsidiary" means any subsidiary of the Borrower Representative;
1.141    "Subsidiary Guarantor" means any subsidiary of the Borrower Representative that is or becomes a party to the Guarantee and Collateral Agreement. As of the Closing Date, the only Subsidiary Guarantor is Keryx Biopharmaceuticals, Inc., a Delaware corporation;
1.142    "Taxes" means all present and future income, value added and other taxes, levies, imposts, duties, deductions, charges and withholdings in the nature of taxes whatsoever (including backup withholding), together with interest thereon and assessments, fees, charges or penalties with respect thereto made on or in respect thereof and "Tax" shall be construed accordingly;
1.143    "Term SOFR” means the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Periodic Term SOFR Determination Day") that is [**] prior to the first day of such calculation, as such rate is published by the Term SOFR Administrator; provided that that if as of [**]., New York City time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than [**] prior to such Periodic Term SOFR Determination Day;
1.144    "Term SOFR Administrator" shall mean CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Lender Representative in its reasonable discretion);
1.145    "Term SOFR Reference Rate" means the forward-looking term rate based on SOFR;
1.146    "Total Loan Facility" means the amount set forth in the Loan Facility Terms;

1.147    "Tranche" means an amount drawn down out of the Total Loan Facility pursuant to this Loan Agreement (it being understood that there shall be three tranches, as set forth in the Loan Facility Terms);
1.148    "Transaction Fee" means the amount set forth in the Loan Facility Terms;
1.149    "Unpaid Sum" means any sum due and payable but unpaid by any Loan Party under any Loan Document;
1.150    "Unadjusted Benchmark Replacement" shall mean the Benchmark Replacement, excluding the related Benchmark Replacement Adjustment;
1.151    "United States" and "U.S." mean the United States of America;
1.152    “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code;
1.153    "UK Financial Institution" shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms;
1.154    "UK Resolution Authority" shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution;
1.155    "USA PATRIOT Act" shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001));
1.156    "Vadadustat FDA Approval" means the receipt by the Borrower Representative of notice from the United States Food and Drug Administration granting the Borrower Representative or a Subsidiary Guarantor marketing approval for vadadustat;
1.157    “Vadadustat Withdrawal Event” means the withdrawal by the United States Food and Drug Administration of the marketing approval for vadadustat pursuant to a final, non-appealable determination;
1.158    "VAT" means (i) any value added tax imposed by the United Kingdom Value Added Tax Act 1994; (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) or (ii) above, or imposed elsewhere.
1.159    "[**]" means [**];
1.160    "Warrant Instrument" means a warrant instrument, in the agreed form, pursuant to which warrants over shares in the Borrower Representative are to be issued by the Borrower Representative to Kreos Capital VII Aggregator SCSp on the date of this Loan Agreement;
1.161    Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
2.    INTERPRETATION
2.1    In this Loan Agreement (unless the context requires otherwise) any reference to:
2.1.1    any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;
2.1.2    any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;
2.1.3    a Clause or Schedule is to a clause or schedule (as the case may be) of or to this Loan Agreement;
2.1.4    a "person" or "Person" shall be construed as including a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.1.5    an "amendment" includes a supplement, novation or re-enactment in writing and "amended" is to be construed accordingly;
2.1.6    "assets" includes present and future properties;
2.1.7    an "authorization" includes an authorization, consent, approval, resolution, licence, exemption, filing, registration and notarisation;
2.1.8    a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
2.1.9    [reserved];
2.1.10    "holding company" means, in relation to a person, any other person in respect of which it is a subsidiary;
2.1.11    [reserved];
2.1.12    this Loan Agreement (or to any specified provision of this Loan Agreement), any other document or a provision of any other document, shall be construed as a reference to this Loan Agreement, that document or a provision of that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lender;
2.1.13    "other" and "otherwise" are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and "include" and "including", "in particular", "for example" or any similar expression are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;
2.1.14    a document being in "agreed form" is a document which is in a form reasonably acceptable to the Borrower Representative and the Lender Representative; and
2.1.15    $ is the official currency of the United States.
2.2    If a payment date in relation to any payment from the Borrowers or any other Loan Party under this Loan Agreement or the Security Documents falls on a day which is not a Business Day, the relevant payment date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). If the performance of any other obligation by a Group Company under the Loan Documents is stated to be due on a day which is not a Business Day, the relevant date of performance shall be the immediately succeeding Business Day.
2.3    A Default (other than an Event of Default) is continuing if it has not been remedied or waived and any reference to an Event of Default being continuing is a reference to an Event of Default that has not been waived by the Lender.
2.4    The headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.
2.5    If there is any conflict between the provisions of this Loan Agreement and the provisions of any other Loan Document, the provisions of this Loan Agreement shall prevail.
3.    LOAN FACILITY
3.1    Lender's Commitment
3.1.1    Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrowers the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set forth in the Loan Facility Terms and in accordance with Clause 3.2.
3.1.2    The Lender shall not be under any commitment to advance any part of the Loan after the Expiry Date of the applicable part of such Loan or upon the earlier termination of the Loan Facility, or on dates other than those specified in this Loan Agreement.
3.1.3    The unutilised portion (if any) of the Loan Facility shall be cancelled after the expiry of the final period for Drawdown as set forth in the Loan Facility Terms, whereupon the Total Loan Facility shall be reduced accordingly.
3.1.4    In granting the Loan Facility, the Lender is relying on the representations and warranties contained in Clause 7.
3.1.5    Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2    Date of Advance(s) of the Loan
3.2.1    Subject to Clauses 3.1.2 and 3.2.2, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5), each Tranche shall be advanced and made available to the Borrowers on the relevant Drawdown Date to the extent the Borrower has delivered an executed Drawdown Notice to the Lender Representative at least [**] (or in the case of Tranche A, at least [**]) prior to the requested Drawdown Date (or such shorter period as the Lender Representative may reasonably agree in writing). Each Drawdown Notice in respect of Tranche B or Tranche C must be received by the Lender Representative at least [**] prior to the end of the relevant Expiry Date. No more than one Drawdown Notice may be served in respect of each Tranche. Once a Drawdown Notice has been delivered to the Lender Representative, it is irrevocable. Each Tranche requested to be advanced pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount.
3.2.2    If the requested Drawdown Date falls on a day which is not a Business Day, the Lender shall only be obligated to pay the relevant Tranche to the applicable Borrower on the next Business Day in that calendar month. Where there is no next Business Day in that calendar month, the Lender shall only be obligated to pay the relevant Tranche to the applicable Borrower on the first Business Day of the next calendar month.
3.3    Method of Disbursement
3.3.1    The payment by the Lender to the Drawdown Account, or to such other bank account as is agreed in writing between the Lender and the Borrower Representative, shall constitute the making of the Loan (or the relevant part thereof) and each Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof) and all interest thereon and other payments due in connection therewith under this Loan Agreement.
3.3.2    Any delay or failure by the Lender to fund any loan as a result of a disruption not under the Lender’s control, including, without limitation, due to a cyber-attack, computer hacking or similar event shall not constitute a breach by the Lender of its obligations under this Loan Agreement.
3.4    [Reserved]
3.5    Conditions Precedent requirements relative to the Advance of the Loans
3.5.1    Tranche A: The obligation of the Lender to make the initial Loan under Tranche A on the Closing Date is subject solely to the satisfaction or waiver of each of the following conditions (except for any such items for which a post-closing period for completion has been granted pursuant to Schedule C):
(i)    (A) the provision of copies of the articles of incorporation or formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date from such Secretary of State and (B) a certificate of the Secretary, Financial Officer or Assistant Secretary of each Loan Party, dated the date of this Loan Agreement and certifying (I) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Loan Party as in effect on such date and at all times since a date prior to the date of the resolutions described in clause (II) below, (II) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other applicable governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (III) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above, and (IV) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (which certificate shall be countersigned by another officer to certify as to the incumbency and specimen signature of the Secretary, Financial Officer or Assistant Secretary executing such certificate);
(ii)    the relevant Parties having executed and delivered to the Lender Representative copies of the Initial Security and Guarantee Documents and this Loan Agreement, and each other document required to be delivered on the Closing Date under the Initial Security and Guarantee Documents (including share certificates and stock transfer forms where relevant). The Lender Representative shall have a security interest in the Collateral of the type and priority described in each of the Security Documents;
(iii)    the Borrowers’ compliance with Clauses 10.1 and (to the extent an invoice with respect thereto has been provided to the Borrower Representative at least [**] prior to the Closing Date), 10.3.1(i);
(iv)    evidence of the Borrowers’ compliance with Clause 8.1.15(ii);
(v)    [reserved];
(vi)    a customary legal opinion from Latham & Watkins LLP, dated as of the date of this Loan Agreement;
(vii)    to the extent requested by the Lender in writing at least [**] prior to the Closing Date, all documents, confirmations and evidence required by the Lender to satisfy its "know your customer" requirements or similar identification checks (including the USA PATRIOT ACT) in order to meet its obligations under applicable money laundering, or similar, laws and regulations;
(viii)    receipt by the Lender of customary lien searches in the jurisdiction of organization of each Loan Party;
(ix)    a certificate, dated as of the date of this Loan Agreement and signed by a Financial Officer of the Borrower Representative, confirming compliance with the conditions precedent set forth in the following clauses (x) and (xi);
(x)    the representations and warranties set forth in Clause 7 and in each other Loan Document shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);
(xi)    at the time of, and immediately after giving effect to the borrowing as of such Drawdown Date, no Default or Event of Default shall have occurred and be continuing;
(xii)    delivery to the Lender Representative of a customary solvency certificate (with “solvency” to be defined in an manner consistent with Clause 7.1.42);
(xiii)    delivery to Kreos Capital VII Aggregator SCSp of a duly executed copy of the Warrant Instrument;
(xiv)    delivery to Kreos Capital VII Aggregator SCSp of a duly executed copy of the relevant warrant certificate to be issued in accordance with the terms of the Warrant Instrument; and
(xv)    delivery to the Lender Representative of an executed intercompany subordination agreement (the “Intercompany Subordination Agreement”).
3.5.2    Tranche B: The obligation of the Lender to make the Loan under Tranche B is subject solely to the satisfaction or waiver of each of the following conditions:
(i)    receipt by the Lender Representative of an executed Drawdown Notice in accordance with Clause 3.2;
(ii)    the representations and warranties set forth in Clause 7 and in each other Loan Document shall be true and correct in all material respects as of the applicable Drawdown Date with the same effect as though made as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);
(iii)    at the time of, and immediately after giving effect to the borrowing as of the applicable Drawdown Date, no Default or Event of Default shall have occurred and be continuing; and
(iv)    the Vadadustat FDA Approval has been received on or prior to the applicable Drawdown Date.
3.5.3    Tranche C: The obligation of the Lender to make the Loan under Tranche C is subject solely to the satisfaction or waiver of each of the following conditions:
(i)    receipt by the Lender Representative of an executed Drawdown Notice in accordance with Clause 3.2;
(ii)    Tranche B has been drawn in full prior to the applicable Drawdown Date;
(iii)    the representations and warranties set forth in Clause 7 and in each other Loan Document shall be true and correct in all material respects as of the applicable Drawdown Date with the same effect as though made as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);
(iv)    at the time of, and immediately after giving effect to the borrowing as of the applicable Drawdown Date, no Default or Event of Default shall have occurred and be continuing; and
(v)    the Borrower Representative has raised at least $[**] in cumulative gross cash proceeds in the form of equity or equity linked securities in one or more series of transactions (including any public offering, private placement or “at-the-market” offering) after the date of the Loan Agreement (any such transaction, a “Capital Raise”).
3.6    Post-Closing Obligations
3.6.1    Within the time periods specified on Schedule C hereto (as each may be extended by the Lender Representative in its reasonable discretion), the Borrower Representative shall complete (or cause to be completed) such undertakings as are set forth on Schedule C hereto.

3.7    Use of Funds and Collateral
3.7.1    Unless the Lender Representative shall otherwise agree in writing, the Borrowers shall use the Loan solely for the purpose of general working capital, to repay certain existing indebtedness on the Closing Date, for other general corporate purposes and for any other purpose not prohibited by the terms of this Loan Agreement (including permitted acquisitions and investments). The Lender shall not be under any obligation to concern itself with the application of the Loan.
3.7.2    The security interest granted to the Lender Representative pursuant to the Security Documents shall form security for all monies and obligations owed to the Lender by the Borrowers or any other Loan Party pursuant to this Loan Agreement or otherwise.
4.    TERM
4.1    Subject to Clause 15.1, this Loan Agreement is effective when executed and dated by the Lender and the Borrower Representative and shall continue until the later of (i) termination in accordance with its terms; and (ii) the date upon which each Borrower shall have performed and satisfied all its obligations (including making all payments) under this Loan Agreement and the Security Documents (other than contingent indemnification and expense reimbursement obligations for which no claim has been made).
5.    REPAYMENT AND PREPAYMENT
5.1    Repayments and Interim Payment
5.1.1    The Borrowers shall repay to the Lender Representative, in advance, principal (and interest in accordance with Clause 6.1) in respect of each Tranche on each Monthly Repayment Date in the amounts specified in the repayment schedule issued by the Lender Representative prior to the relevant Drawdown Date and attached to the relevant Drawdown Notice as may be revised from time to time by the Lender Representative in accordance with Clause 5.1.3 (the "Repayment Schedule"), provided that all payments in relation to each Tranche shall comprise interest only for the Interest Only Period, and following the Interest Only Period, the Borrowers shall repay, in advance, all outstanding principal (and interest in accordance with Clause 6.1) in respect of each Tranche in equal payments on each Monthly Repayment Date remaining, commencing with the first Monthly Repayment Date to occur after the end of the Interest Only Period (as an illustrative example, if, after the end of the Interest Only Period, thirteen Monthly Repayment Dates remain before the Maturity Date, the Borrowers shall repay all outstanding principal and interest in thirteen equal payments: one on each such Monthly Repayment Date).
5.1.2    All payments that any Borrower makes under this Loan Agreement shall be made in full, without any deduction, set-off or counterclaim and in immediately available funds on the due date to an account which the Lender Representative shall specify to the Borrower Representative in writing at least [**] prior to the applicable Monthly Repayment Date.
5.1.3    The Lender Representative shall have the right to issue a revised Repayment Schedule from time to time if the Lender Representative, in its reasonable discretion, considers it necessary in order to correct a ministerial error or to ensure that, in respect of each Tranche, on the expiry of the relevant Loan Term there will be no amounts owing from the Borrowers to the Lender in respect of the relevant Tranche(s) (and any additional payment in respect of any prior period that is required due to such revised Repayment Schedule shall be made by the Borrowers within [**] of their receipt of such revised Repayment Schedule (or, if applicable, returned by the Lender Representative to the Borrowers within [**] of the issuance of such revised Repayment Schedule). For the avoidance of doubt, any payment of an amount shown on a then-in effect Repayment Schedule shall not result in a Default or Event of Default due to a later revision of the Repayment Schedule.
5.1.4    Each payment received by the Lender Representative in respect of any Tranche shall be applied as follows:
(i)    first, to discharge all outstanding fees, costs, expenses and Unpaid Sums (other than any Unpaid Sums set forth in clause (ii) or (iii) below) that are then due to the Lender in respect of such Tranche;
(ii)    secondly, to discharge all accrued and unpaid interest in respect of such Tranche; and
(iii)    thirdly, to reduce the outstanding principal balance of such Tranche.
5.1.5    Any amount repaid or prepaid may not be redrawn.
5.1.6    If any Drawdown Date is not a Monthly Repayment Date, the Borrowers shall pay to the Lender Representative, on such Drawdown Date (by way of deduction by the Lender Representative of the amount of the Tranche actually advanced to the Borrowers), the Interim Payment.
5.2    Currency of Payments
Repayment of the Loan and payment of all other amounts owed to the Lender will be paid to the Lender Representative in the currency in which each Tranche has been provided (the "Contractual Currency"), i.e. in Dollars, unless otherwise agreed by the Parties in writing. The Borrowers shall bear the cost in the event of and in respect of any conversion by the Lender of an amount received by it in any currency other than the Contractual Currency.

5.3    Advance Payment
On each Drawdown Date with respect to a Tranche, the Borrowers shall pay to the Lender Representative (by way of deduction by the Lender Representative from the amount of the Tranche advanced to the Borrowers) the advance payment as set forth under the heading Loan Facility Terms at the beginning of this Loan Agreement with respect to the applicable Tranche (the "Advance Payment") which shall be held by the Lender Representative as security for and applied in or towards the repayment amount (comprising principal and interest) for the last Month of the Loan Term of that particular Tranche unless a notice under Clause 9.2.2 has been served, in which case the Advance Payment shall be applied, at the discretion of the Lender Representative, in accordance with Clause 5.1.4.
5.4    Prepayments
The Borrowers shall be entitled to prepay the Loan, in whole but not in part, subject to the following conditions:
5.4.1    the Borrower Representative shall submit to the Lender Representative a written notice of prepayment (which may be conditioned upon a specific event, in which case it may be revoked at any time prior to the proposed repayment date) at least [**] in advance, indicating the amount to be prepaid and the date of the proposed prepayment;
5.4.2    on the date of such optional prepayment (or of any acceleration), the Borrower Representative shall pay the Lender Representative an amount equal to:
(i)    the outstanding principal amount of the Loan;
(ii)    all accrued and unpaid interest;
(iii)    should the prepayment be made:
(a)    prior to the first anniversary of the Closing Date, a fee equal to the sum of (i) 4.00% of the amount repaid plus (ii) the aggregate of the Monthly interest payments scheduled to be paid by the Borrowers on each Monthly Repayment Date for each then-outstanding Tranche (as is set out in the relevant Repayment Schedule) for the period commencing on the date of prepayment and ending on the date that is twelve (12) months after the date of prepayment (the “Yield Maintenance Premium”); and/or
(b)    (I) on or after the first anniversary of the Closing Date, but prior to the [**], a fee equal to 4.00% of the amount repaid, (II) on or after the [**], but prior to the [**]% of the amount repaid and (III) on or after the [**], but prior to the Maturity Date, 1.00% of the amount repaid (the “Early Payment Fee”);
(c)    Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document, it is understood and agreed that if any Loans are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), any Yield Maintenance Premium and any Early Payment Fee, as applicable, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loans were repaid as of such date and shall constitute part of the obligations for all purposes herein. Any Yield Maintenance Premium and any Early Payment Fee, as applicable, shall also be payable in the event the obligations, the Loans and this Loan Agreement are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The Group Companies expressly waive the provisions of any present or future statute or law that prohibits or may prohibit the collection of the applicable premium in connection with any such acceleration. The parties hereto further acknowledge and agree that any Yield Maintenance Premium and any Early Payment Fee, as applicable, is not intended to act as a penalty or to punish the Group Companies for any repayment or redemption of the Loans. The Group Companies expressly agree that (i) any Yield Maintenance Premium and any Early Payment Fee, as applicable, is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) any Yield Maintenance Premium and any Early Payment Fee, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lender and the Group Companies giving specific consideration in this transaction for such agreement to pay any Yield Maintenance Premium and any Early Payment Fee, as applicable, (iv) the Group Companies shall be estopped hereafter from claiming differently than as agreed to in this Clause, (v) the agreement of the Group Companies to pay any Yield Maintenance Premium and any Early Payment Fee, as applicable, is a material inducement to the Lender to extend the Loans, and (vi) any Yield Maintenance Premium and any Early Payment Fee, as applicable, represents a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lender or profits lost by the Lender as a result of such prepayment or acceleration.
(d)    Notwithstanding anything herein to the contrary, no Yield Maintenance Premium or Early Payment Fee shall be due in connection with an optional prepayment of the Loans that is in connection with a refinancing of the Loan Facility to the extent the Lender (or any Kreos Affiliate) will be a lender under such new facility.
(iv)    all unpaid End of Loan Payments;
(v)    all unpaid fees, costs and expenses; and
(vi)    all other unpaid sums payable by the Borrowers to the Lender under the Loan Documents.

5.5    Not later than the [**] following the receipt of Net Cash Proceeds in respect of any Asset Sale or Casualty Event, in each case, in excess of $[**] per transaction (or $[**] in the aggregate per fiscal year), the Borrowers shall apply [**]% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Clause 5.1.4; provided, that only the amount of Net Cash Proceeds in excess of $[**] per transaction or $[**] in the aggregate per fiscal year shall be subject to prepayment pursuant to this Clause 5.5. Notwithstanding anything herein to the contrary, in lieu of making the prepayment contemplated by this Clause 5.5, the Borrower Representative may instead elect to reinvest such Net Cash Proceeds in productive assets of a kind then used or usable in the business of the Borrower Representative and its Subsidiaries (including, without limitation, through Permitted Acquisitions and Permitted Investments) or in research and development, so long as (w) such reinvestment does not materially detract from the value of the Collateral (taken as a whole) as reasonably determined by the Borrower Representative in consultation with the Lender Representative, (x) the Borrower Representative has delivered to the Lender Representative a certificate of the Borrowers’ intent to reinvest such proceeds, (y) no Default or Event of Default is continuing as of the date of delivery of the certificate referred to in clause (x), and (z) such reinvestment is made within [**] after receipt of such Net Cash Proceeds (or if a binding commitment to reinvest has been entered into within such [**] period, within [**] after the end of such [**] period).
5.6    In the event that any Group Company shall receive Net Cash Proceeds from the issuance or incurrence of Financial Indebtedness for borrowed money that is not permitted to be incurred pursuant to the terms of this Loan Agreement, the Borrowers shall, substantially simultaneously with (and in any event not later than the [**] following) the receipt of such Net Cash Proceeds, apply an amount equal to [**]% of such Net Cash Proceeds to prepay the outstanding Loans in accordance with Clause 5.1.4.
5.7    In the event that the Borrowers seek to make a prepayment in connection with a refinancing of this Loan Agreement (a “Proposed Refinancing”), (i) the Borrower Representative shall provide written notice to the Lender, (ii) the Lender and its Affiliates shall have the right (but not the obligation) to make a proposal to provide all or a portion of such Proposed Refinancing by providing written notice to the Borrower Representative within [**] after receipt of any notice of a Proposed Refinancing (such proposal, a “Financing Proposal”), which the Borrower Representative may elect to accept or decline in its sole discretion; provided that, during such [**] period, neither the Borrower Representative nor any of its Subsidiaries may enter into exclusivity with a third party with respect to the Proposed Refinancing or consummate any such Proposed Refinancing.
6.    INTEREST
6.1    The Borrowers shall pay to the Lender Representative, in advance, all unpaid and accrued interest in respect of each Tranche outstanding on each Monthly Repayment Date; provided that if the Borrowers prepay any Tranche on a day other than a Monthly Repayment Date, the Lender Representative shall return to the Borrower the amount of interest paid that exceeds the amount of interest that accrued.
6.2    Interest on the principal amount of each Tranche from time to time shall accrue from day to day at a rate of Adjusted Term SOFR plus six point seven five per cent (6.75% per annum) (the “Applicable Interest Rate”), from the applicable Drawdown Date until the repayment in full of such Loan; provided that the all-in interest rate shall not exceed 15.00% per annum. Interest on the Loan and each part thereof shall be paid to the Lender Representative on each Monthly Repayment Date in the Contractual Currency in the amounts to be specified in the Repayment Schedule.
6.3    Time of payment of any sum due from the Borrowers is of the essence under this Loan Agreement. If the Borrowers fail to pay any sum to the Lender Representative on its due date for payment (after the expiration of any grace periods therefor), the Borrowers shall pay to the Lender Representative forthwith, on demand, interest on such overdue sum (compounded on a Monthly basis) from the due date (or, if later, the date of expiration of the applicable grace period) to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus three per cent (3%) per annum. If the Borrowers fail to pay any sum within [**] after such sum is due and payable, the Borrowers shall pay to the Lender forthwith on demand, a one-off late payment charge of two per cent (2)% of such overdue sum, to compensate the Lender for additional administrative expense.
6.4
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender Representative and the Borrower Representative may amend this Loan Agreement to replace the then-current Benchmark with a Benchmark Replacement. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this clause (i) shall occur prior to the applicable Benchmark Transition Start Date.
(ii)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender Representative shall have the right (in consultation with the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement.
(iii)    The Lender Representative shall promptly notify the Borrower Representative of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender Representative pursuant to this Clause, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Clause.

(iv)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender Representative or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender Representative may modify the interest period (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender Representative may modify the interest period (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a SOFR Borrowing, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period.
7.    REPRESENTATIONS AND WARRANTIES
7.1    Each Borrower warrants and represents to the Lender, jointly and severally, that except as set forth on Schedule H, as of the date of this Loan Agreement:
7.1.1    (i) each Loan Party and each material Domestic Subsidiary is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its state of incorporation or formation, as applicable and (ii) each material Subsidiary that is not a Domestic Subsidiary is duly organized and validly existing under the laws of its country of incorporation;
7.1.2    each Loan Party has the corporate capacity, and has taken all corporate action and obtained all corporate consents, necessary for it:
(i)    to execute the Loan Documents to which it is or is to be party;
(ii)    to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under the Loan Documents to which it is or is to be party; and
(iii)    subject to the Perfection Exceptions, to grant the Lender Representative a first priority Security Interest in respect of the Collateral pursuant to the Security Documents to which it is or is to be party;
7.1.3    each Group Company has good, valid and marketable title to, or valid leases and licences of, and all appropriate authorizations to use, the assets necessary to carry on its business as it is being conducted, except in each case where the failure to possess the same would not reasonably be expected to have a Material Adverse Change;
7.1.4    [reserved];
7.1.5    the Loan Documents to which any Loan Party is or is to be party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Loan Documents):
(i)    constitute the relevant Loan Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and
(ii)    subject to the Perfection Exceptions, create legal, valid and binding security interests enforceable in accordance with their respective terms;
in each case subject to subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);
7.1.6    the execution and (where applicable) registration by any Loan Party of the Loan Documents to which it is or is to be party and the performance of the transactions contemplated thereunder, and the borrowing by each Borrower of the Loan and the compliance by each Loan Party with the Loan Documents to which it is or is to be party, will not involve or lead to a contravention of:
(i)    any applicable material law or other material legal or regulatory requirement;
(ii)    the organizational documents of such Loan Party; or
(iii)    any material contractual or other obligation or restriction which is binding on any Borrower or any other Group Company or any of their assets;

7.1.7    the payment obligations under the Loan Documents of the Loan Parties rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;
7.1.8    all material consents, licences, approvals and authorizations required by any Loan Party in connection with the entry into, performance, validity and enforceability of the Loan Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement, except in each case where the failure to obtain or possess the same would not reasonably be expected to have a Material Adverse Change;
7.1.9    all authorizations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except in each case where the failure to obtain or possess the same would not reasonably be expected to have a Material Adverse Change;
7.1.10    no corporate action, legal proceeding or other procedure or circumstance (including any creditors’ process) described in Clauses 9.1.7 has been taken, or to the knowledge of the Borrower Representative, threatened in writing in relation to a member of the Group;
7.1.11    [reserved];
7.1.12    [reserved];
7.1.13    no financial or other written information furnished by or on behalf of any Borrower in connection with the negotiation of the Loan Documents delivered to the Lender pursuant to the Loan Documents (other than projected financial information, pro forma financial information and information of a general economic or industry nature), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material;
7.1.14    the Financial Statements were prepared in accordance with GAAP and consistently applied, except as expressly noted therein, and fairly represent (in conjunction with the notes thereto) in all material respects the financial condition of the Borrower Representative as at the date to which they were drawn up and the results of the Borrower Representative’s operations during the financial year then ended;
7.1.15    since November 8, 2023, there has been no Material Adverse Change in the business or financial condition of the Group;
7.1.16    [reserved];
7.1.17    there is no litigation, action, proceeding, arbitration, investigation or claim pending or, so far as the Borrower Representative is aware, threatened in writing against any Group Company before any court or administrative agency which would reasonably be expected to have a Material Adverse Change;
7.1.18    no judgment or order of a court, arbitral body or agency which would reasonably be expected to have a Material Adverse Change has been made against it or any Group Company;
7.1.19    the Borrowers or the relevant Loan Party owns with good and marketable title all the Collateral, free from all security interests (other than Permitted Security Interests), and all the Collateral is in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Collateral are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost;
7.1.20    the Group has no Financial Indebtedness other than Permitted Financial Indebtedness;
7.1.21    the Group has not granted any security over its assets to any third party except for Permitted Security Interests;
7.1.22    no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Borrower or any other Group Company or to which its (or any of Group Company’s) assets are subject, in each case, which would reasonably be expected to cause a Material Adverse Change;
7.1.23    no Borrower nor any other Group Company has breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Change;
7.1.24    no labour disputes are current or, to the best of its knowledge and belief (after having made due and careful enquiry) has been threatened in writing against any Borrower or any other Group Company which has or would reasonably be expected to have a Material Adverse Change;
7.1.25    each Borrower and each other Group Company is the sole legal and beneficial owner of, or otherwise to its knowledge, holds the necessary rights to use, the Intellectual Property used in its business other than Permitted Licenses;

7.1.26    no material part of any Intellectual Property owned by any Borrower or a Group Company that is material to its business as of the date hereof or material to the business contemplated to be conducted in the future has been judged invalid or unenforceable, in whole or in part;
7.1.27    to the knowledge of Borrower, no Borrower or a Group Company, in carrying on its business, infringes any Intellectual Property of any third party which has caused, or would reasonably be expected to cause, a Material Adverse Change;
7.1.28    each Borrower and each other Group Company has taken all formal or procedural actions (including payment of fees) as reasonably required to: (i) maintain its material Intellectual Property; (ii) maintain the confidentiality of any trade secrets; and (iii) to register any registrable Intellectual Property that is material to its business;
7.1.29    no Borrower nor any other Group Company is aware of any current, pending or threatened (in writing) challenge or objection by any third party to its use of any Intellectual Property, or to the knowledge of Borrower, the infringement of any of its Intellectual Property by any third party, in each case where such challenge, objection or infringement has caused, or would reasonably be expected to cause, a Material Adverse Change;
7.1.30    [reserved];
7.1.31    [reserved];
7.1.32    no Borrower or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940;
7.1.33    none of the Borrowers, any of the Group Companies, any of their respective directors or officers, nor, to the knowledge of the Borrower Representative, any of their respective employees, or any of their respective agents who act in any capacity in connection with the Loan Facility, is or are a Sanctioned Person;
7.1.34    in the past five years, each Borrower and each of the Group Companies and each of their respective directors and officers, and, to the knowledge of the Borrower Representative, each of their respective employees and agents, in connection with their activities related to the Borrower or any Group Company, have conducted their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
7.1.35    [reserved];
7.1.36    no loan, use of proceeds or transaction contemplated by this Loan Agreement will directly, or to the knowledge of the Borrower Representative, indirectly, violate applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions;
7.1.37    each Borrower and each other Group Company have instituted and maintain in effect policies and procedures reasonably designed to promote compliance by each Borrower and each other Group Company and their respective directors, officers, employees, agents and representatives with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
7.1.38    [reserved];
7.1.39    [reserved];
7.1.40    each Borrower and each other Group Company is in compliance in all material respects with the EU General Data Protection Regulation 2016/679, the Data Protection Act 2018 and any other analogous legislation in any applicable jurisdiction, in each case that is applicable to it and other than to the extent failure to so comply would not reasonably be expected to result in a Material Adverse Change;
7.1.41    no Borrower or any of its respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X;
7.1.42    immediately after the consummation of the transactions to occur on the date of this Loan Agreement and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the aggregate fair value of the assets of the Group will exceed the aggregate debts and liabilities, subordinated, contingent or otherwise, of the Group; (b) the aggregate present fair saleable value of the property of the Group will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities of the Group, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Group does not believe that it will incur debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilities as they become absolute and matured; and (d) the Group will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date of this Loan Agreement;
7.1.43    except as would not reasonably be expected to have a Material Adverse Change, each Borrower is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a material liability of any Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting

Standards No. 87, as amended) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan;
7.1.44    except as would not reasonably be expected to have a Material Adverse Change, each Foreign Pension Plan is in compliance with all laws applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, no Borrower, its respective Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lender Representative in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except as would not reasonably be expected to result in a Material Adverse Change; and
7.1.45    each Borrower and its respective Subsidiaries has filed or caused to be filed all U.S. federal and state income tax returns and other material U.S. federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
7.1.46    The Borrowers’ representations and warranties set out in this Loan Agreement shall survive the execution and dating of this Loan Agreement.
8.    UNDERTAKINGS
Each Borrower undertakes to the Lender, jointly and severally, to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender Representative may otherwise agree in writing:
8.1    Affirmative Undertakings
8.1.1    each Borrower shall (and shall procure that each Group Company shall) comply in all respects with all laws, ordinances and regulations to which it/they may be subject, if failure so to comply has or would reasonably be expected to result in a Material Adverse Change;
8.1.2    each Borrower shall (and shall procure that each Group Company shall) obtain, effect and keep effective all permissions, licences, consents and permits which may from time to time be required to conduct its business, in each case to the extent that failure to so obtain, effect or keep effective would or would reasonably be likely to result in a Material Adverse Change.
8.1.3    each Borrower shall (and shall procure that each Group Company shall) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except in a transaction permitted under Clause 8.2.1 or 8.2.5;
8.1.4    each Borrower shall (and shall procure that each Group Company shall) comply in all respects with all laws to which it may be subject, if failure to so comply has or would reasonably be expected to result in a Material Adverse Change;
8.1.5    each Borrower shall (and shall ensure that each Group Company shall) comply with all Environmental Law and implement procedures reasonably designed to monitor compliance with and to prevent liability under any Environmental Law;
8.1.6    each Borrower shall (and to the extent any Loan Party has pledged its assets pursuant to a Security Document, each Borrower shall procure that such Loan Party shall) own only for its own account the Collateral free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests and Permitted Agreements;
8.1.7    the Borrower Representative shall provide to the Lender Representative, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group and which would, if adversely determined, reasonably be expected to constitute a Material Adverse Change;
8.1.8    the Borrower Representative shall provide to the Lender Representative, promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which would reasonably be expected to constitute a Material Adverse Change;
8.1.9    the Borrower Representative shall provide the Lender Representative with:
(i)    within [**] after the end of each fiscal year, its audited consolidated balance sheet and related audited consolidated statements of income, stockholders’ equity and cash flows showing the consolidated financial condition of the Borrower Representative and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing substantial doubt about the ability of the Borrower Representative and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit (provided that such opinion may contain exceptions, qualifications or explanatory paragraphs that are with respect to, or resulting from, (A) an upcoming maturity date under the Loan Facility or other indebtedness incurred in compliance with this Loan Agreement, (B) any actual or potential inability to satisfy a financial maintenance covenant, including the applicable financial covenant under Clause 8.3, on a future date or in a future period, (C) a “going concern” qualification or explanatory paragraph (or similar exception) with respect to liquidity or (D) an “emphasis of matter” paragraph) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower Representative and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
(ii)    within [**] after each of the first three fiscal quarters of each fiscal year of the Borrower Representative, its unaudited consolidated balance sheet and related unaudited consolidated statements of income, stockholders’ equity and cash flows showing the consolidated financial condition of the Borrower Representative and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative unaudited figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower Representative and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;
(iii)    [reserved];
(iv)    (A) concurrently with any delivery of financial statements under the foregoing clauses (i) and (ii) above and (B) within [**] after the end of each of the first two fiscal months of each fiscal quarter (commencing with the month ended February 29, 2024), a certificate of a Financial Officer in substantially the form attached as Schedule B to this Loan Agreement (a "Compliance Certificate"), (x) except with respect to any Compliance Certificate delivered pursuant to clause (B) above, certifying that no Default or Event of Default has occurred and is continuing or, if such a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (y) setting forth computations in reasonable detail satisfactory to the Lender Representative demonstrating compliance with the financial covenant contained in Clause 8.3 and (z) except with respect to any Compliance Certificate delivered pursuant to clause (B) above, including the details of any Group Company incorporated or acquired on or after the date of this Loan Agreement to the extent not previously disclosed to the Lender Representative;
(v)    at the request of the Lender Representative, after the date of delivery of the financial information required pursuant to the foregoing clauses (i) and (ii), the chief executive officer and/or the chief financial officer (or other applicable senior officer) of the Borrower Representative will hold and participate in a [**] conference call or teleconference at a time selected by the Borrower Representative and reasonably acceptable to the Lender Representative to (i) review such financial information with respect to the previous [**], and the financial condition of the Borrower Representative and its Subsidiaries and (ii) discuss the operating performance, clinical progress financial condition and strategy of the Group;
(vi)    within [**] of their approval by the relevant board of directors of such Group Company, a consolidated budget showing: (i) a projected quarterly consolidated profit and loss statement (presented in management statement format, excluding non-cash items such as depreciation, amortization, stock-compensation and non-recurring items), (ii) a projected quarterly cash forecast for the forthcoming financial year and (iii) solely to the extent available in the customary practice of the Group, a projected quarterly consolidated balance sheet, in each case in the form customarily prepared by the Borrower Representative (collectively, a "Budget");
(vii)    any revised version of a Budget previously provided to the Lender Representative pursuant to clause (vi) above within [**] of the approval by the relevant board of directors of the relevant Group Company of such revised Budget;
(viii)    promptly after written request therefore, such further information regarding the financial condition, business and operations of any member of the Group as the Lender Representative may reasonably request; and
(ix)    all material documents or summaries thereof dispatched by the Borrower Representative and each other Group Company to all of its shareholders or to its secured creditors generally, promptly after the time they are delivered to the shareholders or secured creditors; provided that the Group shall not be required to disclose any such information that presents a conflict of interest, is confidential or otherwise protected by attorney-client privilege;
provided, that any documents required to be delivered pursuant to Clause 8.1.9 (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically or by filing with the SEC and if so delivered or filed, shall be deemed to have been delivered on the date on which such documents are posted on the relevant internet or intranet website, if any, to which the Lender Representative has access (including EDGAR); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender Representative of the posting of any such documents described in clauses (i) and (ii) above and provide to the Lender Representative by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Lender Representative.
8.1.10    the Borrower Representative shall provide to the Lender Representative all documents, confirmations and evidence reasonably requested in writing by any Lender (through the Lender Representative) to satisfy its "know your customer" requirements or similar identification checks (including the USA PATRIOT Act) in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;
8.1.11    promptly upon becoming aware of a Vadadustat Withdrawal Event, the Borrower Representative shall provide notice thereof to the Lender Representative;
8.1.12    during the continuance of an Event of Default pursuant to Clause 9.1.2, 9.1.3 (solely with respect to a breach of Clause 8.3) or 9.1.7, at the written request of the Lender Representative, (x) the Lender Representative shall be entitled to have a representative attend all meetings of the Borrower Representative's (and each Group Company's) board of directors and/or any committee thereof in a non-voting observer capacity and (y) the Borrower Representative agrees to give notice of all such board and committee meetings to the Lender Representative at the same time as to its directors, and to facilitate attendance of the Lender Representative’s representative at such board and/or committee meetings;
8.1.13    each Borrower shall (and shall procure that each Loan Party shall) maintain in force and promptly obtain or renew all consents required:
(i)    for each Borrower and each other Loan Party to perform its obligations under the Loan Documents, as relevant;
(ii)    for the legality, validity, admissibility or enforceability of the Loan Documents; and
(iii)    for each Borrower and each other Loan Party to continue to own the Collateral (except to the extent such Collateral will cease to constitute Collateral as the result of a Permitted Transfer, Permitted Investment or other transaction expressly permitted by the terms of this Loan Agreement), and each Borrower shall, and shall procure that each Loan Party shall, comply with the terms of all such consents;
8.1.14    the Borrower Representative shall notify the Lender Representative promptly after it becomes aware of the occurrence of any Event of Default, and shall thereafter keep the Lender Representative fully up to date with all material developments as reasonably requested by the Lender Representative;
8.1.15    insurance matters:
(i)    the Borrower Representative shall (and shall ensure that each Group Company shall) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice (as reasonably determined by the Borrower Representative), taking into account, inter alia, its (and any Group Company's) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters (as reasonably determined by the Borrower Representative);
(ii)    Subject to Clause 3.6, the Borrower Representative shall (A) use reasonable best efforts to ensure that the Lender Representative shall be named as (x) an additional insured with respect to the U.S. general liability insurance policies (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies or cyber policies) maintained by a Loan Party and (y) lender’s loss payee with respect to the U.S. general property insurance policies maintained by a Loan Party and (B) use commercially reasonable efforts to cause each such policy to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium upon not less than [**] prior written notice thereof by the insurer to the Lender Representative (giving the Lender Representative the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than [**] prior written notice thereof by the insurer to the Lender Representative; provided that, unless an Event of Default shall have occurred and be continuing and the Lender Representative shall have exercised its rights pursuant to Clause 9.2 of this Loan Agreement, (1) all proceeds from insurance policies shall be paid to the applicable Loan Party, (2) to the extent any Lender receives any insurance proceeds, such Lender shall promptly turn over to the Borrower Representative such amounts received by it as an additional insured or lender’s loss payee, and (3) the Lender agrees that the Borrower Representative and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance;
8.1.16    subject to the Perfection Exceptions and any other exceptions, thresholds, limitations and deadlines contained in this Loan Agreement or the other Loan Documents, each Borrower shall at the request of the Lender Representative from time to time (and shall procure that each Group Company shall) promptly execute and deliver such further documents creating Security Interests in favour of the Lender Representative over such assets of the relevant Group Company and in such form as the Lender Representative may reasonably require in its discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrowers and/or any Group Company to the Lender Representative under the Loan Documents; (ii) facilitate the realisation of the Collateral (it being understood that the Collateral shall not be realized upon unless an Event of Default is continuing); and/or (iii) exercise the powers conferred on the Lender Representative or a receiver or administrator appointed under any Security Document;

8.1.17    each Borrower shall (and shall procure that each Group Company shall) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business (subject to Permitted Transfers, Permitted Investments or other transactions permitted pursuant to the terms of this Loan Agreement);
8.1.18    each Borrower shall (and it shall procure each Group Company shall):
(i)    preserve and maintain the subsistence and validity of all Intellectual Property material to the operation of its business;
(ii)    use commercially reasonable efforts to prevent, and take action against, any infringement in any material respect of the Intellectual Property necessary for its business;
(iii)    prosecute and maintain all applications and registrations in place in respect of material Intellectual Property which it has now or makes hereinafter and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property unless in Borrower’s reasonable judgement, such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group's business; and
(iv)    not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which would reasonably likely materially and adversely affect the existence or value of such Intellectual Property or imperil the right of the Group to use such Intellectual Property.
8.1.19    each Borrower shall (and shall procure that each Group Company shall) at all times comply with the requirements of all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
8.1.20    each Borrower shall (and shall procure that each Group Company shall) maintain in effect and enforce policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
8.1.21    each Borrower shall (and shall procure that each Group Company shall) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith, adequate reserves are being maintained for those Taxes and the costs required to contest them and reasonable details of which have been expressly notified to the Lender Representative in writing, and such payment can be lawfully withheld;
8.1.22    each Borrower shall (and shall procure that each Group Company shall) keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of any applicable laws are made of all dealings and transactions in relation to its business and activities.
8.1.23    the Borrower Representative will, and will cause each of its Subsidiaries to, permit any representatives of the Lender Representative to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender Representative to discuss the affairs, finances and condition of such person with the officers thereof; provided that if no Event of Default has occurred and is continuing, then the (i) the Lender Representative shall conduct no more than [**] such inspections per calendar year (in the aggregate for all such representatives) and (ii) Borrowers’ reimbursement obligations with respect to such inspections shall be limited to [**] (in the aggregate for all such representatives) per calendar year;
8.1.24    each Borrower shall (and shall procure that each Group Company shall) subordinate any existing and future loans between the Group Companies to the rights and interests hereunder pursuant to the Intercompany Subordination Agreement or another subordination agreement reasonably satisfactory to the Lender Representative;
8.1.25    if the Borrower Representative shall form or acquire any new direct or indirect Subsidiary (other than an Excluded Subsidiary) or any Subsidiary shall cease to be an Excluded Subsidiary, it shall, (i) within [**] after the acquisition, formation or cessation thereof, cause any such Subsidiary that is a Domestic Subsidiary to become a Loan Party and (ii) within [**] after the acquisition, formation or cessation thereof, cause any such Subsidiary that is a Foreign Subsidiary to become a Loan Party, in each case by delivering to the Lender Representative:
(i)    in the case of any such Subsidiary that is to become an additional Borrower, a duly executed joinder to this Loan Agreement in form and substance reasonably satisfactory to the Lender Representative;
(ii)    in the case of any such Domestic Subsidiary, a duly executed joinder to the Guarantee and Collateral Agreement, in form and substance reasonably satisfactory to the Lender Representative;
(iii)    in the case of any such Foreign Subsidiary, a New York law guarantee agreement and a security agreement governed by the laws of the jurisdiction of organization of such Foreign Subsidiary, in each case in form and substance reasonably satisfactory to the Lender Representative;
(iv)    such other duly executed Security Documents and schedules as required by the Guarantee and Collateral Agreement or applicable foreign law security agreement (including Intellectual Property security agreements, if applicable), consistent with the forms (if any) delivered on the Closing Date with respect to the Borrower Representative or otherwise in form and substance reasonably satisfactory to the Lender Representative;
(v)    a customary certificate containing organizational documents, resolutions, a good standing certificate from the state of incorporation of such Subsidiary and an incumbency certificate, substantially consistent with the certificate delivered pursuant to Clause 3.5.1(i); and
(vi)    customary legal opinions from counsel to the Loan Parties (if customary in the relevant jurisdiction for such opinions to be provided by borrowers’ counsel) with respect to the above clauses (i) through (iv); and
8.1.26    if any Loan Party shall acquire any Material Property, it shall promptly notify the Lender Representative and, if reasonably requested by the Lender Representative, shall execute and deliver a customary mortgage (together with customary ancillary documents and deliverables) in favor of the Lender Representative within [**] of such request (all such properties that are subject to a mortgage, the “Mortgaged Properties”).
8.2    Negative Undertakings
8.2.1    each Borrower shall not (and shall procure that each Group Company shall not), by one or a series of transactions, whether related or not and whether at one time or over a period of time, sell, lease, convey, transfer, assign, licence or otherwise dispose of (each, a “Transfer”) any asset (including (but not limited to) by any form of sale and leaseback, invoice discounting or factoring), in each case other than the following (such following items, “Permitted Transfers”);
(i)    Transfers of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business (other than, for the avoidance of doubt, pursuant to factoring or receivables financing arrangements);
(ii)    the discount without recourse or sale or other disposition or conversion into notes receivable of unpaid and overdue accounts receivable arising in the ordinary course of business in connection with the compromise, collection or settlement thereof and not part of a financing transaction;
(iii)    Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business;
(iv)    the lease, assignment, license, sublicense or sublease of any real or personal property (other than Intellectual Property) in the ordinary course of business;
(v)    the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(vi)    Transfers arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, or dispositions of property subject to Casualty Events;
(vii)    Transfers of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Transfer are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(viii)    the unwinding of swap contracts;
(ix)    Transfers that constitute Permitted Security Interests or Permitted Distributions, or that are made pursuant to the terms of any Permitted Agreement or Permitted Investment;
(x)    Transfers of cash and Cash Equivalents in the ordinary course of business for equivalent value and in a manner that is not prohibited by the terms of this Loan Agreement or the other Loan Documents;
(xi)    Transfers (A) between or among Loan Parties, (B) between or among Subsidiaries that are not Loan Parties, (C) from a Subsidiary that is not a Loan Party to a Loan Party, (D) of cash and Cash Equivalents to any MSC, so long as no Default or Event of Default is continuing (provided that such MSC may only hold such cash or Cash Equivalents in an investment account (which may not be subject to a Security Interest in favor of any other person (other than Security Interests arising as a matter of law in favor of the financial institution at which such account is located)) and invest such cash pursuant to the investment policy of the Group) and (E) from a Loan Party to a member of the Group (other than an MSC) that is not a Loan Party; provided that all such Transfers pursuant to this clause (E) shall not exceed $[**] in the aggregate in any fiscal year;
(xii)    (A) the sale or issuance of equity interests of any Subsidiary of Borrower to any Group Company and (B) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(xiii)    any Transfer, abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property of the Group that the Borrower Representative reasonably determines in good faith is (i) no longer useful to the business of the Group, (ii) no longer economically practicable to maintain in the ordinary course of business or (ii) is not material to the business of the Group (taken as a whole);
(xiv)    (i) the issuance or sale of any Permitted Convertible Debt by the Borrower Representative, (ii) the sale of any Permitted Warrant Transaction by the Borrower Representative, (iii) the purchase of any Permitted Bond Hedge Transaction by the Borrower Representative or (iv) the performance by the Borrower Representative of its obligations under any Permitted Convertible Debt, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction; and
(xv)    any other Transfer, provided that the fair market value of all property so Transferred pursuant to this clause (xv) shall not exceed $[**] in the aggregate in any fiscal year;
8.2.2    each Borrower shall not (and shall ensure that no Group Company shall) incur or allow to remain outstanding any Financial Indebtedness, other than the following (such following items, “Permitted Financial Indebtedness”):
(i)    under this Loan Agreement and the other Loan Documents;
(ii)    Existing Financial Indebtedness;
(iii)    indebtedness pursuant to intercompany arrangements permitted under Clause 8.2.6(xv);
(iv)    non-speculative hedging transactions in connection with protection against interest rate or currency fluctuations and forward purchase contracts, in each case, entered into in the ordinary course of business;
(v)    arising in the ordinary course of business with suppliers of goods or services with a maximum duration of [**] or that are being contested in good faith;
(vi)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(vii)    indebtedness arising as a result of operating leases entered into by any Group Company in the ordinary course of business;
(viii)    the Permitted Agreements (including any milestone payments or similar payments pursuant to the terms thereof);
(ix)    indebtedness not to exceed $[**] in the aggregate at any time outstanding, consisting of (i) indebtedness incurred to finance the purchase, lease, construction, installation, repair, or improvement of fixed or capital assets and (ii) capital lease obligations;
(x)    indebtedness of with respect to letters of credit entered into in the ordinary course of business in an amount not to exceed $[**] outstanding at any time;
(xi)    (i) indebtedness with respect to workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) indebtedness related to employee benefit plans, including annual employee bonuses, accrued wage increases and 401(k) plan matching obligations; in each case, incurred in the ordinary course of business;
(xii)    indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;
(xiii)    indebtedness in respect of (A) automated clearing house transactions and payment facilitation programs and (B) netting services, overdraft protection and other cash management services (including depository, credit, purchasing or debit card, corporate credit cards, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, credit card processing services and merchant services), in each case of clauses (A) and (B), in the ordinary course of business and, in the case of clause (B), not to exceed $[**] in the aggregate outstanding at any time;
(xiv)    indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(xv)    indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Group Company in the ordinary course of business;
(xvi)    indebtedness created or arising under any royalty, synthetic royalty or other monetization or similar transaction and in each case incurred solely in connection with any properties or assets which do not constitute Collateral under the Loan Documents; provided, however, that any such indebtedness is non-recourse to Borrower or any other Loan Party;
(xvii)    indebtedness consisting of (A) indemnities and purchase price adjustments and (B) obligations of a Person to pay an earn-out, milestone payment or similar contingent or deferred consideration to a counterparty incurred or created in connection with an acquisition, transfer, investment or other sale or disposition permitted under this Loan Agreement, including, with respect to any purchase price holdback in respect of a portion of the purchase price of an asset sold to that Person to satisfy unperformed obligations of the seller of such asset, any obligation to pay such seller the excess of such holdback over such obligations; provided, that any indebtedness incurred under this clause (B) shall not, when taken together with the aggregate outstanding amount of all other indebtedness incurred under this clause (B) after the Closing Date and prior to such time, exceed $[**] in the aggregate unless the Acquisition Consideration Condition is satisfied as of the date such indebtedness is incurred;
(xviii)    Permitted Convertible Debt;
(xix)    other Financial Indebtedness not to exceed $[**] in the aggregate outstanding at any time;
(xx)    guarantees of Permitted Financial Indebtedness incurred pursuant to clauses (i) through (xix) or (xxi); and
(xxi)    extensions, refinancings, modifications, amendments and restatements of Permitted Indebtedness in clauses (i) through (xx) above; provided, that the principal amount thereof is not increased (other than by any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with the same and the terms thereof);
8.2.3    each Borrower shall not (and shall ensure that no other Group Company shall) create or permit to subsist any Security Interest over any of its assets, other than the following (such following items, “Permitted Security Interests”):
(i)    a Security Interest provided to the Lender Representative or any Lender under this Loan Agreement or any other Loan Document;
(ii)    any lien arising by operation of law or regulation (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials’, architects’ and repairmen’s Liens and other similar Liens), in each case, arising in the ordinary course of business and securing obligations that are not due and payable or are being contested in good faith;
(iii)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(iv)    Security Interests existing on the date hereof and set forth on Schedule F hereto;
(v)    Security Interests for material taxes, assessments or governmental charges (A) which are not yet [**] past due or payable or (B) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP;
(vi)    (A) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, payroll taxes, unemployment insurance and other social security laws or regulations, (B) Security Interests made in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower Representative or any of its Subsidiaries, (C) Security Interests to secure performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature, in each case other than for borrowed money and entered into in the ordinary course of business and (D) Security Interests in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(vii)    Security Interests (including the right of set-off) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, and other Security Interests in favor of banks or other financial institutions incurred on deposits made in accounts held at such institutions in the ordinary course of business; provided that such Security Interests (A) are not given in connection with the incurrence of any Financial Indebtedness, (B) relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts and (C) are within the general parameters customary in the banking industry;
(viii)    Security Interests arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(ix)    Security Interests that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (B) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Subsidiaries in the ordinary course of business;
(x)    Security Interests solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, Permitted Investment or other acquisition of assets or properties not otherwise prohibited under this Loan Agreement;
(xi)    Security Interests on cash or Cash Equivalents securing obligations under Clause 8.2.2(x);
(xii)    Security Interests securing obligations under (A) Clause 8.2.2(ix), to the extent such Security Interests extend only to the assets and property the acquisition, lease, construction, installation, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates or (B) Clause 8.2.2(iv);
(xiii)    Security Interests on specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods, in an amount not to exceed $[**] in the aggregate outstanding at any time;
(xiv)    Security Interests disclosed by the title insurance policies delivered for any Mortgaged Property;
(xv)    servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects or other irregularities in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;
(xvi)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of a Group Company in the ordinary course of business;
(xvii)    to the extent constituting a Security Interest, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition or Permitted Investment;
(xviii)    Security Interests in favor of any Loan Party;
(xix)    Security Interests arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or conditional sale, title retention, consignment or similar arrangements entered into by a Group Company in the ordinary course of business;
(xx)    Permitted Agreements;
(xxi)    judgment and attachment Security Interests not giving rise to an Event of Default pursuant to Clause 9.1.8 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(xxii)    other Security Interests not to exceed $[**] in the aggregate outstanding at any time; and
(xxiii)    the modification, replacement, extension or renewal of the Security Interests described in clauses (i) through (xxii) above; provided, however, that any such modification, replacement, extension or renewal must (A) be limited to the assets or properties encumbered by the existing Security Interest (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and (B) not increase the principal amount of any Financial Indebtedness secured by the existing Security Interest (other than by any reasonable premium or other reasonable fees and expenses reasonably incurred in connection therewith).
8.2.4    each Borrower shall not (and shall ensure that no other Group Company shall):
(i)    declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)    repay or distribute any dividend or share premium reserve;
(iii)    pay any management, advisory or other fee to or to the order of any of its shareholders in their capacity as a shareholder; or

(iv)    redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, without the prior written consent of the Lender Representative, in each case, other than Permitted Distributions.

Notwithstanding the foregoing, and for the avoidance of doubt, this section shall not prohibit (i) the conversion or exchange by holders of (including any cash payment upon conversion or exchange), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Borrower Representative’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt or (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any warrant relating to the Borrower Representative’s common stock (including, without limitation, the Warrant Instrument), Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such warrant relating to the Borrower Representative’s common stock (including, without limitation, the Warrant Instrument), Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

Notwithstanding the foregoing, Borrowers may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of the Borrower Representative’s common stock and/or a different series of Permitted Convertible Debt; provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrowers may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that is so repurchased, exchanged or converted;

8.2.5    each Borrower shall not (and shall procure that no other Group Company shall), enter into any amalgamation, demerger, merger or corporate reconstruction; provided that:
(i)    any Loan Party may merge, amalgamate or consolidate with (A) a Borrower, so long as such Borrower is the surviving entity or (B) any other Loan Party (other than a Borrower);
(ii)    any Group Company that is not a Loan Party may merge, amalgamate or consolidate with (i) any Loan Party, so long as such Loan Party is the surviving entity or (ii) any other Group Company that is not a Loan Party;
(iii)    any Group Company may liquidate or dissolve or change its legal form; provided that if such Group Company is a Loan Party, either (A) the validity, perfection and priority of the Security Interests securing the Loan Facility are not adversely affected thereby or (B) such Loan Party shall at or before the time of such liquidation or dissolution transfer its assets to another Loan Party; and
(iv)    any Group Company may enter into any amalgamation, demerger, merger or corporate reconstruction in order to effect a Permitted Transfer, Permitted Acquisition or other Permitted Investment;
8.2.6    each Borrower shall not (and shall procure that each Group Company shall not) (A) acquire any assets or equipment, other than in the normal course of business and upon an arm’s length basis, (B) acquire any equity interests of any third party, or any business unit or division of any third party, (C) invest in or acquire any shares, stocks, securities or other interest in any Joint Venture or transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing), or (D) be a creditor in respect of any Financial Indebtedness, in each case, other than the following (such items, “Permitted Investments”):
(i)    investments in Subsidiaries existing on the date hereof;
(ii)    investments shown on Schedule E;
(iii)    investments consisting of cash and Cash Equivalents;
(iv)    investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(v)    guarantees of operating leases or of other obligations that do not constitute Financial Indebtedness, in each case, entered into in the ordinary course of business;
(vi)    non-cash Investments made in connection with reorganization activities otherwise permitted under this Loan Agreement or in connection with tax planning;
(vii)    investments that constitute Permitted Security Interests, Permitted Transfers or Permitted Distributions, or that are made in accordance with the terms of Permitted Agreements or Permitted Financial Indebtedness (including guarantees of Permitted Financial Indebtedness);
(viii)    investments consisting of (A) non cash loans to employees, officers or directors relating to the purchase of equity securities of the Borrower Representative pursuant to employee stock purchase plans, or agreements approved by Borrower’s Board of Directors, (B) advances or other investments to employees, officers or directors to cover tax obligations in connection with the vesting of restricted stock issued to such employee, officer or director, (C) travel advances and employee relocation loans and other employee advances in the ordinary course of business in an amount not to exceed $[**] at any time outstanding, and (D) other loans to employees, officers or directors of any Group Company in an amount not to exceed, in the case of this clause (D), $[**] in the aggregate at any time outstanding;
(ix)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(x)    investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, distributors, suppliers, licensors and licensees who are not Affiliates, in the ordinary course of business;
(xi)    Permitted Acquisitions;
(xii)    other investments consisting of (A) the formation of any Subsidiary for the purpose of effectuating a Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent otherwise permitted by the terms of this Loan Agreement, related investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition, and (B) earnest money deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder;
(xiii)    investments of any person that (A) becomes a Subsidiary after the date hereof, or (B) are assumed after the date hereof by any Subsidiary in connection with an acquisition of assets from such Person, in either case, in a Permitted Acquisition;
(xiv)    investments constituting the licensing of Intellectual Property expressly permitted under this Loan Agreement;
(xv)    investments by (i) any Loan Party in any other Loan Party, (ii) any Subsidiary which is not a Loan Party in any other Subsidiary which is not a Loan Party, (iii) any Subsidiary which is not a Loan Party in any Loan Party, (iv) any Loan Party in a Subsidiary which is not a Loan Party, in an amount not to exceed $[**] per fiscal year and (v) any Group Company in any MSC so long as no Default or Event of Default is continuing;
(xvi)    investments in connection with, and the performance of obligations under (including, for the avoidance of doubt, the entry into, payments of any premium with respect to, and the settlement of) any Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case in accordance with its terms; and
(xvii)    other investments not to exceed $[**] in the aggregate per fiscal year;
8.2.7    notwithstanding any other provision of this Loan Agreement, each Borrower shall not request any Loan, and each Borrower shall not use, and shall ensure that no Group Company, its or their respective directors, officers, employees, agents and representatives shall use, the proceeds of any Loan, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation by any party of any applicable Sanctions, Anti-Corruption Laws or Anti Money Laundering Laws;
8.2.8    each Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower Representative or the Group from that carried on at the date of this Loan Agreement (or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof);
8.2.9    each Borrower shall not (and shall procure that each Group Company shall not) make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of interest as and when due (to the extent not prohibited by any applicable subordination provisions) in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Financial Indebtedness with an individual outstanding principal amount in excess of $[**] that is contractually subordinated to the Loan Facility (“Junior Debt”), or pay in cash any amount in respect of any Junior Debt that may at the obligor’s option be paid in kind or in other securities, in each case other than (i) under intercompany loans permitted to be incurred pursuant to this Loan Agreement, (ii) pursuant to the terms of any Permitted Agreement or (iii) refinancings of Permitted Financial Indebtedness to the extent such refinancing is permitted pursuant to Clause 8.2.2;
8.2.10    each Borrower shall not (and shall procure that each Group Company shall not) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (A) the ability of any Borrower or any Loan Party to create, incur or permit to exist any Security Interest upon any of its property or assets, or (B) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its equity interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to guarantee Financial Indebtedness of any Borrower or any other Subsidiary; provided that the foregoing shall not apply to:

(i)    restrictions in agreements listed on Schedules D, E, F or G;
(ii)    restrictions contained in the [**] or the [**];
(iii)    restrictions and conditions imposed by law, rule, regulation or order;
(iv)    restrictions and conditions imposed by any Loan Document;
(v)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or, in the case of an asset sale, only to the assets being sold) and such sale is permitted hereunder;
(vi)    restrictions or conditions imposed by any agreement relating to Permitted Agreements or secured Financial Indebtedness permitted by this Loan Agreement if such restrictions or conditions apply only to the property or assets that are the subject of such Permitted Agreement or that secures such Indebtedness;
(vii)    solely in the case of clause (A) above, customary provisions in leases, subleases, licenses, sublicenses and other contracts;
(viii)    customary provisions in leases, licenses and other contracts restricting assignment; and
(ix)    any restriction contained in agreements covering Permitted Financial Indebtedness; provided that (i) such restrictions contained will not materially affect the Borrowers’ ability to make anticipated principal or interest payments under this Loan Agreement (as determined by the Borrower Representative in good faith) or (ii) such restrictions taken as a whole are not materially less favorable to the Borrowers than the restrictions contained in this Loan Agreement and do not materially and adversely impair the Lender’s rights and remedies under this Loan Agreement (as determined by the Borrower Representative in good faith);
8.2.11    each Borrower shall not (and shall procure that each Group Company shall not) permit any waiver, supplement, modification, amendment, termination or release of (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (ii) the [**] or the [**], in each case, that, taken as a whole, is materially adverse to the interests of the Lender in its capacity as such, other than pursuant to a transaction or action permitted by this Loan Agreement;
8.2.12    the Borrower Representative shall not change its fiscal year-end to a date other than December 31;
8.2.13    notwithstanding anything in this Loan Agreement to the contrary, the Borrower Representative and its Subsidiaries are permitted to enter into, maintain and perform their respective obligations under, the following agreements: (i) the [**], (ii) the [**], (iii) any agreement providing for the sale, financing or other monetization on commercially reasonable terms of non-U.S. royalties or milestones from the Borrowers’ proprietary products, vadadustat and Auryxia®, (iv) any agreements providing for the sale, financing or other monetization on commercially reasonable terms of U.S. royalties from vadadustat, subject to (x) a cap of [**]% royalty on net sales and (y) $[**] of total payments under any such outstanding agreements under this clause (iv) (other than any deferred compensation, milestone payments or similar arrangements) (clauses (i) through (iv), together with all documents related thereto, collectively, the “Permitted Royalty Agreements”) and (v) any Permitted License (together with the Permitted Royalty Agreements, collectively, “Permitted Agreements”);
8.2.14    notwithstanding anything in this Loan Agreement to the contrary, the Borrower Representative and its Subsidiaries are permitted to complete Capital Raise transactions and maintain and perform their respective obligations under any agreements related thereto; and
8.2.15    each Borrower shall:
(i)    not permit any MSC to engage in any business activities or have any assets or liabilities other than its ownership of cash and Cash Equivalents and liabilities incidental thereto;
(ii)    not permit any assets owned or held by any MSC or any equity interests issued by any MSC to be subject to any Security Interest (other than Security Interests arising as a matter of law in favor of the financial institution at which any account of an MSC is located); and
(iii)    during the continuance of an Event of Default, cause each MSC to, at the option of the Lender Representative, transfer all cash and Cash Equivalents held by such MSC to an account subject to a control agreement in favor of the Lender Representative within [**] of receipt by the Borrower Representative of a written request therefor by the Lender Representative.
8.3    Financial Covenant
8.3.1    The Borrower Representative shall ensure that, as of the last day of each fiscal month (commencing with the month ended February 29, 2024), either:

(i)    Liquidity is greater than or equal to $15,000,000; or
(ii)    the consolidated revenue of the Group is greater than or equal to $150,000,000 for the 12-month period ending on such applicable test date.
For the avoidance of doubt, only one of the two covenants contained in clauses (i) and (ii) is required to be satisfied, and if the Borrower shall be in compliance with one such covenant but not the other, that shall not constitute a Default or Event of Default.
9.    EVENTS OF DEFAULT
9.1    An Event of Default occurs if:
9.1.1    [reserved];
9.1.2    any Group Company fails to pay (i) any principal sum payable under any Loan Document or under any document relating to the Loan Documents when due and payable (or, if failure to pay is the result of an administrative error or technical problem, within [**] after the due date therefor), (ii) any interest payment payable under any Loan Document within [**] after the due date therefor or (iii) any other amount payable under any Loan Document within [**] after the due date therefor; provided that, in each case, if there has been a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Loan Agreement and which disruption is not caused by, and is beyond the control of, any of the parties, failure to make such payment shall not result in an Event of Default so long as such payment is made within [**] after its due date;
9.1.3    any Group Company (as relevant) fails to perform any undertaking contained in Clause 8.1.3 (solely with respect to the Borrower), 8.2 or 8.3;
9.1.4    any Group Company (as relevant) fails to perform any undertaking (other than those described in Clause 9.1.2 or 9.1.3) contained in any Loan Document and such failure continues for [**] after the earlier of the date on which (i) a Financial Officer of any Group Company becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower Representative by the Lender Representative, unless the Lender Representative (at its sole discretion) notifies the Borrower Representative in writing that it is satisfied that the breach has not put any of the security for the Loan immediately at risk and that it considers that the breach is capable of remedy;
9.1.5    any representation, warranty or statement of fact made by, or by an officer of, any Group Company in any Loan Document or in the Drawdown Notice or any other notice or document relating to any Loan Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated;
9.1.6    (i) any principal or interest, regardless of amount, due in respect of any Material Financial Indebtedness is not paid when due (after the expiration of any grace periods therefor), (ii) any commitment for any Material Financial Indebtedness is cancelled by a creditor of any Group Company (other than at maturity or the stated expiration of such commitment, or any cancellation that is at the request of a Group Company), (iii) any Security Interest over any of the assets of any Group Company securing any Material Financial Indebtedness is enforced by the creditor thereof, or (iv) any other event or condition occurs that results in any Material Financial Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after the expiration of any grace periods therefor) the holder or holders of any Material Financial Indebtedness or any trustee or agent on its or their behalf to accelerate any Material Financial Indebtedness prior to its scheduled maturity; provided that this clause 9.1.6 shall not apply (a) to Financial Indebtedness that becomes due as a result of the sale or transfer or other disposition (including a Casualty Event) of property or assets and such Financial Indebtedness is repaid when required under the documents providing for such Indebtedness, (b) to events of default, termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Financial Indebtedness payable thereunder or (c) if the relevant breach under such Financial Indebtedness is remedied or validly waived by the creditors of such Financial Indebtedness prior to any acceleration of the Loans under this Loan Agreement pursuant to Clause 9.2; provided further, that this Clause 9.1.6 shall not apply to (x) any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Debt, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless (i) such redemption, exchange, repurchase, conversion or settlement results from a default or event of default thereunder or an event of the type that constitutes an Event of Default, (ii) there is a failure to consummate such redemption, exchange, repurchase, conversion or settlement resulting in a default or event of default thereunder or an event of the type that constitutes an Event of Default or (iii) such redemption exchange, repurchase, conversion or settlement is not permitted under the Loan Documents, or (y) early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, the Borrower Representative is not the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable;
9.1.7
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower Representative or any Subsidiary, or of a substantial part of the property or assets of the Borrower Representative or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, interim receiver, receiver and manager, administrator, examiner, monitor, trustee, custodian, sequestrator, conservator or similar official for the Borrower Representative or any Subsidiary) or for a substantial part of the property or assets of the Borrower Representative or a Subsidiary or (iii) the winding-up or liquidation of the Borrower Representative or any Subsidiary and, in each case, such proceeding or petition shall continue undismissed or unstayed for [**], or an order or decree approving or ordering any of the foregoing shall be entered; or
(ii)    the Borrower Representative or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (i) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, administrator, examiner, monitor, trustee, custodian, sequestrator, conservator or similar official for the Borrower Representative or such Subsidiary or for a substantial part of the property or assets of the Borrower Representative or such Subsidiary, or (iv) make a general assignment for the benefit of creditors;
9.1.8    any final judgment or order of a court, arbitral body or agency for the payment of money is made in relation to the Loan Documents or the transactions contemplated by the Loan Documents or against any member of the Group or its assets which have, or has, or are, or would reasonably be likely to have a Material Adverse Change (solely to the extent not covered by independent third-party insurance or indemnification as to which the insurer or indemnitor has been notified of such judgement, order or award and has affirmed coverage thereof in writing);
9.1.9    there is a Change of Control in any Group Company; for purposes of this Clause 9.1.9, a "Change of Control" shall mean any of the following events (whether in one or in a series of related transactions): (A) the sale of all or substantially all the assets of the Group to any person other than a Group Company or (B) a person or “group” (within the meaning of Rule 13d-5 under the U.S. Securities Exchange Act of 1934, as in effect on the date hereof, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires beneficial ownership of more than [**]% of the voting stock of the Borrower Representative (determined on a fully diluted basis); provided that the Lender Representative may agree, by written notice to the Borrower Representative, that a Change of Control shall not be deemed an Event of Default, but that nevertheless the consequences set forth in Clause 9.2.1 and 9.2.2 shall apply, and in such event the Loan, all accrued interest and all other amounts accrued, owing or payable under the Loan Documents shall be due and payable simultaneously with the closing of the Change of Control transaction;
9.1.10    (i) Any material provision of the Loan Documents proves to have been or becomes invalid or unenforceable other than as permitted under the Loan Documents, (ii) subject to the Perfection Exceptions, a Security Interest created by the Security Documents over any material portion of the Collateral ceases to be a valid, perfected, first priority Security Interest in the Collateral covered thereby, other than as expressly permitted under the Loan Documents or (iii) the Borrower Representative or any other Loan Party repudiates or rescinds a Loan Document or purports in writing to repudiate or rescind a Loan Document (other than in connection with the end or termination of the Security Period), except, in each case, as a result of the failure of the Lender or the Lender Representative to (x) maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents, (y) maintain possession of instruments actually delivered to it representing indebtedness pledged under the Loan Documents or (z) file UCC continuation statements or amendments;
9.1.11    any guaranty under the Security Documents for any reason shall cease to be in full force and effect (other than in accordance with its terms or as otherwise permitted under the Loan Documents) or any guarantor shall deny in writing that it has any further liability under the Security Documents (other than as a result of the discharge of such guarantor in accordance with the terms of the Loan Documents);
9.1.12    a Material Adverse Change occurs; or
9.1.13    an ERISA Event or a Foreign Benefit Event shall have occurred that, when taken together with all other such ERISA Events and Foreign Benefit Events, would reasonably be expected to result in liability of any Borrower in an aggregate amount that would result in a Material Adverse Change.
9.2    Lender's Rights
At any time during the continuance of any Event of Default, the Lender Representative may:
9.2.1    serve on the Borrower Representative a notice stating that all obligations of the Lender to the Borrower Representative under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated;
9.2.2    serve on the Borrower Representative a notice stating that, the Loan, all interest and all other amounts accrued, owing or payable under the Loan Documents are immediately due and payable;
9.2.3    serve on the Borrower Representative a notice stating that, the Loan, all interest and all other amounts accrued, owing or payable under the Loan Documents are due and payable on demand;
9.2.4    declare the Security Documents to be enforceable; and/or
9.2.5    take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3    End of Lender’s Obligations. At the time of service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower Representative to extend new Loans under this Loan Agreement shall terminate.
9.4    Acceleration
(a) Other than with respect to any Event of Default occurring under Clause 9.1.7, on the service of a notice under Clause 9.2.2 the following sums shall become immediately due and payable and (b) with respect to any Event of Default occurring under 9.1.7, the following sums shall automatically become immediately due and payable, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Representative and each other Group Company:
9.4.1    the outstanding principal amount of the Loan;
9.4.2    all accrued and unpaid interest;
9.4.3    all unpaid End of Loan Payments;
9.4.4    all unpaid fees, costs and expenses; and
9.4.5    all other outstanding sums payable by the Borrowers to the Lender under the Loan Documents.
9.5    Waiver of Event of Default
The Lender Representative, at its sole and absolute discretion, may waive any Default or Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender Representative to the Borrower Representative to that effect (and subject further to Clause 15.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of a Default or an Event of Default was so provided, such Default or Event of Default shall be deemed as having occurred and in effect for all purposes hereunder (subject to the Borrower Representative’s right to remedy or cure a Default).
10.    FEES, EXPENSES AND TAXES
10.1    Transaction Fee
The Transaction Fee shall be paid by the Borrower Representative to the Lender Representative upon the date of this Loan Agreement, or with respect to the portion thereof that is not payable on the date of this Loan Agreement in respect of Tranche B and Tranche C, on the earliest to occur of (i) the date Tranche B or Tranche C, as appliable, is first funded, (ii) the date that the commitments in respect of Tranche B or Tranche C, as applicable, are terminated or cancelled and (iii) the date on which the availability period of Tranche B or Tranche C, as applicable, terminates (in each case in accordance with the Loan Facility Terms).
10.2    End of Loan Payments
The End of Loan Payment shall accrue on the amount of each Tranche and shall be payable in respect of each Tranche on the earlier of: (i) the date on which the Loan is prepaid in full or otherwise falls due for repayment in full (whether at maturity or by acceleration); and (ii) the date on which the final payment by the Borrowers in respect of the relevant Tranche is due for payment (whether at maturity or by acceleration).
10.3    Documentary Costs
10.3.1    The Borrowers shall promptly pay to the Lender Representative within [**] of the Lender Representative's written demand (accompanied by a reasonably detailed invoice), the reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal expenses of one external counsel and one local counsel for each applicable jurisdiction) incurred by the Lender in connection with:
(i)    the negotiation, execution, preparation and perfection of the Loan Documents entered into on or around the date of this Loan Agreement and the transactions contemplated hereby and thereby;
(ii)    the negotiation, execution, preparation and perfection of Security Documents after the date of this Loan Agreement and the transactions contemplated thereby;
(iii)    any amendment or supplement to the Loan Documents, or any proposal for such an amendment to be made; and
(iv)    any consent or waiver by the Lender concerned under or in connection with the Loan Documents or any request by the Borrower Representative for such a consent or waiver.
10.3.2    The Borrowers shall promptly pay to the Lender Representative within [**] of the Lender Representative's written demand (together with a reasonably detailed invoice), the reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal expenses of one external counsel and one local counsel for each applicable jurisdiction) incurred by the Lender in connection with any step taken by the Lender with a view to the protection or enforcement of any right or Security Interest created by the Loan Documents.
10.4    Certain Taxes and Duties
10.4.1    [Reserved].
10.4.2    Where any Borrower is required by the Loan Documents to pay, reimburse or indemnify the Lender for any cost or expense, each Borrower, at the same time as it pays, reimburses or indemnifies (as the case may be) the Lender for such cost or expense, shall also pay, reimburse or indemnify such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to a credit or repayment in respect of such VAT from the relevant Tax authority.
10.4.3     All amounts expressed to be payable under a Loan Document by any Borrower to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to a Borrower under a Loan Document and the Lender is required to account to the relevant tax authority for the VAT, such Borrower must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (subject to the Lender providing a valid VAT invoice to such Borrower).
10.4.4     In relation to any supply made by the Lender to the Borrower under a Loan Document, if reasonably requested by the Lender Representative, the Borrower must promptly provide the Lender Representative with details of the Borrower’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.
10.4.5     Any reference in Clauses 10.4.2, 10.4.3, and 10.4.5 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the United Kingdom Value Added Tax Act 1994 and shall include any similar or equivalent term in any other jurisdiction).
10.5    Liability for Taxes
10.5.1    Each Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. Each Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender Representative.
10.5.2    If any Borrower is required to make any Tax deduction by law from any payment due under the Loan Documents, such Borrower shall be entitled to make such Tax deduction, and, if such Tax is an Indemnified Tax, the payment due from such Borrower shall be increased to an amount which (after making such Tax deduction, including such Tax deduction applicable to additional sums payable under this Clause 10.5) leaves an amount equal to the amount which would have been due for payment if no Tax deduction had been required.
10.5.3    The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender Representative timely reimburse it for the payment of, any Other Taxes.
10.5.4    The Borrowers shall indemnify each Lender, within [**] after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause 10.5) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Lender Representative shall be conclusive absent manifest error.
10.5.5    If any Borrower is required to make a Tax deduction, such Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.
10.5.6    Within [**] of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower Representative shall deliver to the Lender Representative evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
10.5.7    Each Lender shall deliver to the Borrower Representative, at the time or times reasonably requested by the Borrower Representative, such properly completed and executed documentation reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower Representative, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Clause 10.5.7(i), Clause 10.5.7(ii) and Clause 10.5.7(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing,

(i)    if a Lender is a U.S. Person, it shall deliver to the Borrower Representative on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    if a Lender is not a U.S. Person, to the extent it is legally entitled to do so, it shall deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), whichever of the following is applicable: (1) if such Lender is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (4) if the Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of the Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;
(iii)    if a Lender is not a U.S. Person, to the extent it is legally entitled to do so, deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and
(iv)    if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Clause 10.5.7(iv), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.
10.5.8    [Reserved]
10.5.9    If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Clause 10.5 (including by the payment of additional amounts pursuant to this Clause 10.5), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Clause 10.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrowers, upon the request of a Lender, shall repay to such Lender the amount paid over pursuant to this Clause 10.5.9 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Clause 10.5.9, in no event will any Lender be required to pay any amount to the Borrowers pursuant to this Clause 10.5.9 the payment of which would place such Lender in a less favourable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 10.5.9 shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.
10.5.10    Each party’s obligations under this Clause 10.5 shall survive the resignation or replacement of any Lender or any assignment of rights by, or the replacement of, any Lender, the termination, expiration or cancellation of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
10.5.11    If any Lender requests compensation under Clause 10.6 or requests any Borrower to pay any Indemnified Taxes or additional amounts to such Lender pursuant to Clause 10.5, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to, as applicable, designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Clause 10.6 or Clause 10.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and out-of-pocket expenses incurred by such Lender in connection with any such designation or assignment.

10.6    Illegality and Increased Costs
10.6.1    If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall promptly notify the Borrower Representative whereupon: (i) the Lender's obligations to make the Loan Facility available shall be terminated; and (ii) the Borrowers shall be obliged to prepay the Loan either: (a) forthwith; or (b) on a future specified date on or before the latest date permitted by the relevant law or regulation.
10.6.2    If the result of any change that occurs after the Closing Date in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to any Increased Cost, then: (i) the Lender shall notify the Borrower Representative in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrowers shall, within [**] of written demand (together with a reasonably detailed invoice), pay to the Lender the amount of the Increased Costs which the Lender has suffered as a result.
11.    INDEMNITIES
11.1    Indemnity for Non-Scheduled Payments
Without derogating from, and without prejudice to the Lender's right under, Clause 10 above, the Borrowers shall indemnify the Lender and its Affiliates and the respective partners, directors, trustees, officers, employees, members, agents, administrators, managers and representatives of the Lender and its Affiliates (the foregoing persons, each an “Indemnitee”) fully on its demand in respect of all expenses, liabilities and losses (but not lost profit) which are suffered or incurred by such Indemnitee (except for such expenses, liabilities and losses due solely to such Indemnitee’s gross negligence or willful misconduct) as a result of or in connection with:
11.1.1    any Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;
11.1.2    any failure (for whatever reason) by the Borrowers to make payment of any amount due under the Loan Documents on the due date or, if so payable, on demand; or
11.1.3    the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4.
11.2    [Reserved].
11.3    Third Party Claims Indemnity
The Borrowers shall indemnify each Indemnitee fully on its demand in respect of claims, demands, proceedings, liabilities, losses and reasonable, documented expenses of every kind, including without limitation legal fees and expenses for one external counsel (and one local counsel for each relevant jurisdiction) ("liability items") which may be made or brought against, or incurred by, such Indemnitee (except for such expenses, liabilities and losses due solely to such Indemnitee’s gross negligence or willful misconduct), in any country, in relation to:
11.3.1    any action lawfully taken, or omitted or neglected to be taken, under or in connection with the Loan Documents by such Indemnitee or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and
11.3.2    any breach or inaccuracy of any of the representations and warranties contained in Clause 7 of this Loan Agreement or in the Security Documents or any breach of any undertaking contained in Clause 8 hereof or elsewhere in the Loan Documents.
Notwithstanding anything herein to the contrary, Clause 11 of this Loan Agreement shall not apply with respect to Taxes other than Taxes that represent expenses, liabilities and losses arising from any non-Tax claim.
12.    [RESERVED]
13.    RELEASE OF SECURITY
13.1.1    The Lender hereby irrevocably agrees that the Security Interests granted to the Lender Representative or any Lender on any Collateral shall be immediately and automatically released, in each case, without any further action by any person:
(i)    upon payment in full of all obligations under the Loan Documents (other than contingent indemnification obligations and expense reimbursement obligations as to which no claim has been asserted);
(ii)    upon the sale, disposition, distribution or other transfer of such Collateral, as part of or in connection with any transaction permitted hereunder or under each other Loan Document, in each case to a person that is not a Loan Party;
(iii)    that constitutes an Excluded Asset (as defined in the Guarantee and Collateral Agreement) as a result of an occurrence not prohibited under this Loan Agreement; or

(iv)    to the extent such Collateral is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its guaranty pursuant to clause 13.1.2 below;
13.1.2    The Lender hereby irrevocably agrees that a Subsidiary Guarantor shall be immediately and automatically released from any applicable guaranty and all other obligations under the Loan Documents if such Subsidiary Guarantor ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction permitted under this Loan Document.
13.1.3    In each case described in Clauses 13.1.1 and 13.1.2, the Lender Representative shall (at the cost of the Borrowers, to the extent required by Clause 10.3) promptly take all appropriate action, and execute and deliver to the Borrower Representative all documents, required (or reasonably requested by the Borrower Representative) to evidence the release of the Security Interest in the applicable Collateral or the release of the guaranty and other obligations of the applicable Subsidiary Guarantor (including the prompt return of possessory Collateral held by the Lender that is released from the Security Interest created by the Security Documents; provided that in the event that the Lender had previously acknowledged receipt of possessory collateral and loses or misplaces any such possessory collateral, the Lender shall provide a loss affidavit to the Borrower Representative, in a form reasonably satisfactory to the Borrower Representative).
13.1.4    In the case of Clause 13.1.3, upon the Lender Representative’s reasonable request, the Borrower Representative shall deliver to the Lender Representative a certificate certifying that the applicable transaction causing the release of Security Interests or release of the Subsidiary Guarantor has been consummated in compliance with this Loan Agreement and the other Loan Documents and that such release is permitted by this Loan Agreement (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Borrower Representative or any other Group Company).
14.    NOTICES
14.1    Any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by email to the address set out in Clause 14.2, or delivering it by hand or by pre-paid first class post to the address set out in Clause 14.2 and in each case marked for the attention of the relevant Party set out in Clause 14.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 14). Any Notice so served by email, post or hand shall be deemed to have been duly given or made as follows:
14.1.1    if sent by email, at the time of transmission; or
14.1.2    in the case of delivery by hand, when delivered, or
14.1.3    in the case of delivery by first class post, on the second Business Day after posting, provided that in each case where delivery by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).
References to time in this Clause are to local time in the country of the addressee.
14.2    The addresses and email addresses of the Parties for the purpose of Clause 14 are as follows:
14.2.1    Lender:
Address:    Kreos Capital VII (UK) Limited, c/o BlackRock Investment Management (UK) Limited – Private Debt-EMEA Venture & Growth Lending Group
    12 Throgmorton Avenue, London EC2N 2DL
For the attention of:     [**]
Email: [**]

with copies to:

Email: [**]

For the attention of: [**]
and:

The Office of the General Counsel (EMEA) (Legal Transactions Group)

Email: [**]

For the attention of: [**]

14.2.2    Borrowers:
Address            245 First Street, Cambridge, MA 02142
For the attention of:     Chief Financial Officer and Chief Legal Officer
Email:            [**]
with a copy to:
Latham & Watkins LLP
555 11th Street NW, Suite 1000
Washington, DC 20004
Attention: [**]
Email: [**]
14.3    A Party may notify the other Party to this Loan Agreement of a change to its name, relevant addressee, address or email address for the purposes of this Clause 14, provided that such notice shall only be effective on:
14.3.1    the date specified in the notification as the date on which the change is to take place; or
14.3.2    if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.
14.4    In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and sent or delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.
15.    GENERAL
15.1    All agreements, covenants, representations, warranties and indemnities of the Borrowers contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding following the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.
15.2    [Reserved].
15.3    No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. Waiver by the Lender of any default shall not constitute waiver of any other default.
15.4    During the continuance of an Event of Default, the Lender may set off any matured obligation due from the Borrowers or any other Loan Party under the Loan Documents against any matured obligation owed by the Lender to that party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
15.5    No Borrower may assign or transfer its rights, benefits or obligations under this Loan Agreement. The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a Security Interest in or otherwise encumber its rights under the Loan Documents and/or one or more Drawdown Notices to any third party (an "Assignee"), and/or may act as an agent for any Assignee in accepting any Drawdown Notice; provided that (A) the Lender may not assign the Loan to any competitor of the Borrower or the Group (as identified in writing to the Lender Representative from time to time) or any Loan to Own Investor (collectively, "Disqualified Institutions") and (B) as long as no Event of Default has occurred and is continuing, the Lender may not assign the Loan (other than assignments made to Affiliates and Related Funds) without the prior written consent of the Borrower Representative. Each Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, each Borrower shall comply with any such notice (to the extent the assignment to such Assignee was made in accordance with the terms of this Loan Agreement). Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender. The Lender, or any agent appointed by it, in either case acting solely for this purpose as an agent of the Borrowers, shall maintain a register (the “Register”) for the recordation of (i) the name and address of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms thereof from time to time and (ii) any transfers. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrowers and the Lender at any reasonable time and from time to time upon reasonable prior notice. The obligations of the Borrowers under the Loan Agreement and the Security Documents are registered obligations and the right, title and interest of the Lender and its Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Clause 15.5 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).
15.6    The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 15.7 to 15.9, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
15.7    The Lender may disclose:
15.7.1    to any of its Affiliates and Related Funds, limited partners, investors and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
15.7.2    to any person appointed by the Lender or by a person to whom clause 15.8.1 or 15.8.2 applies to provide administration or settlement services (including sustainability service providers, valuation advisors, custodians and depositaries) in respect of one or more of the Loan Documents such Confidential Information as may be required to be disclosed to enable such service provider to provide services if the service provider to whom the Confidential Information is to be given has entered into a form of confidentiality undertaking agreed between the Borrower Representative and Lender; and
15.7.3    to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Group Companies.
15.8    The Lender may additionally disclose to any person:
15.8.1    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Loan Documents, and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
15.8.2    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Loan Document and/or one or more Group Company and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
15.8.3    appointed by the Lender or by a person to whom clause 15.8.1 or 15.8.2 applies to receive communications, notices, information or documents delivered pursuant to the Loan Documents on its behalf;
15.8.4    who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 15.8.1 or 15.8.2 or leverage providers;
15.8.5    to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
15.8.6    to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
15.8.7    party to the Loan Documents; or
15.8.8    with the consent of the Borrower Representative,
in each case, such Confidential Information as the Lender shall consider appropriate if: (i) in relation to Clauses 15.8.1 to 15.8.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; (ii) in relation to Clause 15.8.4, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and (iii) in relation to Clauses 15.8.5 and 15.8.6, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances.

15.9    The Lender may disclose to any national or international numbering service provider appointed by it to provide identification numbering services in respect of this Loan Agreement, the Loans and/or one or more Group Company the following information:
15.9.1    the names, country of domicile and place of incorporation of the Group Companies;
15.9.2    the date of this Loan Agreement (and any amendment and restatement agreement);
15.9.3    the governing law and jurisdiction of this Loan Agreement;
15.9.4    the amount, currencies, types, ranking and term of the Loans;
15.9.5    changes to any of the information previously supplied pursuant to the above; and
15.9.6    such other information agreed between the Lender and the Borrower Representative, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
15.10    The Parties acknowledge and agree that each identification number assigned to this Loan Agreement, the Loans and/or one or more Group Companies by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
15.11    The Borrowers and each other Group Company shall keep confidential the terms of this Loan Agreement except:
(a) as may be required by law (including SEC disclosure rules and regulations, it being understood that a copy of this Loan Agreement shall be publicly filed) or a court of competent jurisdiction, or as requested or required by any governmental or regulatory authority;
(b) to the extent the relevant information is already in the public domain other than by reason of improper disclosure by a Group Company in violation of any confidentiality obligations hereunder;
(c) the Group Companies may disclose the terms of this Loan Agreement and the other Loan Documents to its Affiliates and to the officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and, in each case, each of their attorneys and advisors) of any Group Company or any of its Affiliates;
(d) to the extent necessary in connection with the enforcement of the Group’s rights under the Loan Documents; and
(e) if the Lender Representative consents in writing to such proposed disclosure.
15.12    [Reserved].
15.13    [Reserved].
15.14    This Loan Agreement may not be modified except in writing executed by the Lender Representative and the Borrowers. No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.
15.15    In any litigation or arbitration proceedings arising out of or in connection with a Loan Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
15.16    Any certification or determination by the Lender Representative of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
15.17    This Loan Agreement may be executed in counterparts (including facsimile and .pdf copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.
15.18    Each of the parties hereto agrees and acknowledges that (a) the transaction consisting of this Loan Agreement may be conducted by electronic means, (b) it is such party’s intent that, if such party signs this Loan Agreement using an electronic signature, it is signing, adopting and accepting this Loan Agreement and that signing this Loan Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Loan Agreement on paper and (c) it is being provided with an electronic or paper copy of this Loan Agreement in a usable format. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.19    THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
15.20    This Loan Agreement shall become effective when it shall have been executed by the Borrowers and the Lender and when the Lender Representative shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
15.21    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
15.22    This Loan Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Loan Agreement and the other Loan Documents. Nothing in this Loan Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the related parties of the Lender) any rights, remedies, obligations or liabilities under or by reason of this Loan Agreement or the other Loan Documents.
15.23    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
15.24    In the event any one or more of the provisions contained in any Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
15.25    Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Loan Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Loan Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Loan Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.
15.26    Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Loan Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
15.27    The Lender notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the USA PATRIOT Act.
15.28    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

15.28.1    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
15.28.2    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
15.29    Each Borrower hereby irrevocably appoints the Borrower Representative, as the agent for such Borrower on its behalf, to (i) request Loans from the Lender, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Borrower Representative or the Borrowers are permitted or required to take under this Loan Agreement (including entering into amendments to any Loan Document). Each warranty, covenant, agreement and undertaking made on behalf of a Borrower or the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Lender, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all obligations owed or hereafter owing to the Lender by each other Borrower.

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Duly executed by the Parties on the date first set out on the first page of this Loan Agreement.

BORROWER and BORROWER REPRESENTATIVE
AKEBIA THERAPEUTICS, INC.
By: /s/ Ellen Snow
Name: Ellen Snow
Title: Chief Financial Officer

LENDER and LENDER REPRESENTATIVE

Signed

For and on behalf of
KREOS CAPITAL VII (UK) LIMITED
Authorised signatory

By: /s/ Aris Constantinides
Name: Aris Constantinides
Title: Director